UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SciClone Pharmaceuticals, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	June 10, 2010

Time	10:00 a.m., Pacific Daylight Time

Place	Marriott Hotel—San Mateo/San Francisco Airport 1770 S. Amphlett Blvd. San Mateo, CA 94402

Items of Business	1. Election of eight (8) directors;

2. Approval of an amendment to our 2005 Equity Incentive Plan to increase the maximum aggregate number of shares that may be issued thereunder by 2,800,000 shares to a total of 10,600,000 shares;

3.     Approval of an amendment to our 1996 Employee Stock Purchase Plan to increase the maximum aggregate number of shares that may be issued thereunder by 300,000 shares to a total of 1,300,000 shares and to re-name the plan as the SciClone Pharmaceuticals, Inc. Employee Stock Purchase Plan;

4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

5. Any other matters that properly come before the Annual Meeting and any adjournment or postponement thereof.

Record Date	Stockholders of record at the close of business on April 23, 2010 will be entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 950 Tower Lane, Suite 900, Foster City, California 94404.

Admission	Please note that space limitations may make it necessary to limit attendance only to stockholders. Registration will begin at 9:30 a.m. and seating will be available at approximately 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (street name holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

FRIEDHELM BLOBEL, PH.D.
President and Chief Executive Officer Foster City, California April 30, 2010

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES BY PHONE, VIA THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. PLEASE SEE YOUR PROXY CARD FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

JUNE 10, 2010

This Proxy Statement relating to the 2010 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2009 are available at:

http://www.RRDEZProxy.com/2010/Sciclone

SCICLONE PHARMACEUTICALS, INC.

950 TOWER LANE, SUITE 900

FOSTER CITY, CALIFORNIA 94404

PROXY STATEMENT

SOLICITATION AND VOTING OF PROXIES

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SciClone Pharmaceuticals, Inc., a Delaware corporation (“we,” “SciClone” or the “Company”), of proxies in the enclosed form for use in voting at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Marriott Hotel—San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, CA 94402 on Thursday, June 10, 2010, at 10:00 a.m., local time, and any adjournment or postponement thereof.

Definitive copies of this Proxy Statement, the enclosed proxy card and our 2010 Annual Report to Stockholders are expected to first be sent or given to stockholders on or about May 10, 2010.

Voting Securities

Only stockholders of record as of the close of business on April 23, 2010 will be entitled to vote at the Annual Meeting and any adjournment thereof. As of that time, we had 47,344,274 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include the election of directors, and approval of and amendments to stock plans.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies

The shares represented by the proxies received, properly voted by phone, via the Internet or properly marked, signed, dated and not revoked will be exercised at the Annual Meeting. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal, and as the proxy holders deem advisable on other matters that may come before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to SciClone (Attention: Friedhelm Blobel, Ph.D.) a written instrument revoking the proxy or a duly executed proxy with a later date or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, stockholders will elect eight (8) directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The nominees for election by the stockholders to those eight positions are all current members of the Board of Directors: Jon S. Saxe, Friedhelm Blobel, Roberto Camerini, Richard J. Hawkins, Trevor M. Jones, Gregg A. Lapointe, Ira D. Lawrence and Dean S. Woodman. If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2011 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

Assuming a quorum is present, the eight nominees receiving the highest number of affirmative votes will be elected as directors. Abstentions will be counted as present for purposes of determining a quorum but will not have any effect on the vote.

Our Board is composed of directors who each bring a particular background to our Board that is valuable in overseeing the Company. In particular individual Board members have experience with the management of organizations in the pharmaceutical industry, finance, drug development, and product distribution. Their individual experience is described below.

The names of the nominees, their ages as of the date of this proxy statement and certain other information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Jon S. Saxe	73	Chairman of the Board, SciClone Pharmaceuticals; Inc.; Former President, PDL BioPharma, Inc. (formerly Protein Design Labs, Inc.); Former Vice President, Hoffmann-LaRoche, Inc.	2000

Friedhelm Blobel, Ph.D.	61	President and Chief Executive Officer, SciClone Pharmaceuticals, Inc.	2006

Roberto Camerini, M.D.	46	Head of Clinical Research—Worldwide Drug Development, Sigma-Tau Industrie Farmaceutiche Riunite SpA	2009

Richard J. Hawkins	61	Chairman of the Board, President and Chief Executive Officer, id2, Inc.	2004

Trevor M. Jones, Ph.D.	67	Independent Consultant; Professor	2009

Gregg A. Lapointe	51	Chief Executive Officer, Sigma-Tau Pharmaceuticals, Inc.	2009

Ira D. Lawrence, M.D.	57	Senior Vice President, Research and Development, Medicis Pharmaceuticals, Inc.	2005

Dean S. Woodman	81	Founder, Robertson Stephens; Former Managing Director, ING Barings	2000

Jon S. Saxe, was elected to Chairman of SciClone’s Board of Directors in July 2009 and has served as a Director since August 2000. Mr. Saxe was President of PDL BioPharma, Inc. (formerly Protein Design Labs, Inc.) (NASDAQ: PDLI) from 1995 to early-1999. From 1993 to 1995, Mr. Saxe was President of Saxe Associates, Inc., consultants to venture capital firms and biotechnology, diagnostic, and pharmaceutical companies. He was the President and CEO of Synergen, Inc., a biotechnology company, from 1989 to 1993. Mr. Saxe is former Vice President, Licensing and Corporate Development and Head of Patent Law for Hoffmann-LaRoche Inc., where he worked for almost 30 years. Mr. Saxe received his J.D. from George Washington University School of Law and his LL.M. from New York University School of Law. He serves as a director of other public and private companies, including Durect Corporation (NASDAQ: DRRX). Mr. Saxe has experience across a wide range of functions in the pharmaceutical industry including legal, business development and operational experience. He also has broad experience as a Board member in our industry including experience as an audit committee and governance committee member.

Friedhelm Blobel, Ph.D. has served as our President, Chief Executive Officer and as a Director since June 2006. From July 2000 to 2006, Dr. Blobel was President, CEO and a Director of Gryphon Therapeutics, Inc., a South San Francisco based biopharmaceutical company. Prior to joining Gryphon Therapeutics in July 2000, Dr. Blobel spent more than two decades as an executive with the Hoechst Group and the Boehringer Mannheim Group including responsibilities in the areas of diabetes and in vitro diagnostics. His roles at these companies included Group President of several product divisions, Chief Technology Officer and General Manager in Tokyo, Japan of a marketing and sales joint venture between Boehringer and Yamanouchi Pharmaceuticals (now Astellas Pharma, Inc.), Senior Vice President of Research and Development Diabetes and Patient Care in Mannheim, Germany as well as in Indianapolis, Indiana. Dr. Blobel earned his doctorate degree (“Dr.rer.nat.”; a Ph.D. equivalent) with a dissertation in Biochemistry and Microbiology from the University of Hohenheim, Germany and holds an advanced degree in Chemistry from the University of Stuttgart, Germany. Dr. Blobel has spent his entire career in the pharmaceutical and biotechnology industry and brings to the Board experience in general management, research and development, and product marketing and distribution.

Roberto Camerini, M.D. has served as a Director since March 2009. Dr. Camerini has served since April 2000 as the Head of Clinical Research II—Worldwide Drug Development for Sigma-Tau Industrie Farmaceutiche Riunite S.p.A., a wholly-owned subsidiary of Sigma-Tau Finanzaria S.p.A., a privately-held pharmaceutical company based in Italy. From 1993 to 1998, Dr. Camerini served as Project Leader Clinical Pharmacology for Serono S.p.A and from 1991 to 1993 as Medical Researcher for Abbott Laboratories S.pA. He is a co-founder of, and has served as a member of the Board of Directors of, the Italian Network for Tumor Biotherapy since 2005. Dr. Camerini has a degree cum laude in medicine and an advanced degree in liver and metabolic diseases, both from Sapienza University of Rome, Italy. Robert Camerini brings to the Board extensive experience in research and development, including with respect to the drug thymasin alpha-1, and in the oversight of clinical development programs.

Richard J. Hawkins has served as a Director since October 2004. Mr. Hawkins served as the Chairman and CEO of LabNow, Inc., a privately-held company he founded in September 2003 that develops lab-on-a-chip sensor technology to be used in point-of-care diagnostic testing systems. From 1994 to 2000, Mr. Hawkins co-founded Corning BioPro, a protein contract manufacturing firm. From 1992 to 2000, Mr. Hawkins co-founded and served as Chairman of Sensus Drug Development, which developed and received regulatory approval for SOMAVERT®, a growth hormone antagonist approved for the treatment of acromegaly and now marketed by Pfizer in both the United States and Europe. In 1982, Mr. Hawkins founded Pharmaco, a clinical research organization (CRO) that in 1991 was merged with the predecessor of PPD-Pharmaco, one of the largest CROs in the world today. Mr. Hawkins graduated cum laude with a B.S. in Biology from Ohio University. Mr. Hawkins is an entrepreneur who has formed, financed and operated multiple ventures in the pharmaceutical industry and he brings substantial experience to the Board in clinical development as well as the management of growing enterprises.

Trevor M. Jones, Ph.D., C.B.E. has served as a Director since March 2009. Dr. Jones served as the Director General of the Association of the British Pharmaceutical Industry, or ABPI, an association representing the interests of approximately 75 British and international pharmaceutical companies, from 1994 through his retirement in August 2004. From 1987 to 1994, Dr. Jones was a main board director at Wellcome plc, which subsequently merged to ultimately become GlaxoSmithKline plc. Dr. Jones was recognized in the Queen’s

Honors List and holds the title of Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Society of Medicine, a fellow of the Royal Pharmaceutical Society, an honorary fellow of the Royal College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society. Dr. Jones is currently Group R&D Director at Sigma-Tau Industrie Farmaceutiche Riunite S.p.A Socio Unico, a position to which he was appointed in 2009. Dr. Jones is Chairman of the board of directors of ReNeuron Group plc, a UK-based adult stem cell research and development company and Synexus Ltd., a clinical study recruitment and management specialist organization. He is a board member of Allergan, Inc. (NYSE: AGN), a multi-specialty healthcare company, Merlin Biosciences’ Fund II, a specialized venture investor in life sciences companies, NextPharma Technologies Holdings Ltd., a contract manufacturer in Europe for the pharmaceutical and health care industries, Sigma-Tau Finanziaria S.p.A. and Sigma-Tau S.p.A, an Italian pharmaceutical company, Tecnogen S.p.A., a biotechnology manufacturing company, Aegate Ltd ,a Swiss based pharmaceutical security company and Verona Pharma plc, a biotechnology company dedicated to research in respiratory diseases. Dr. Jones is a founder of the Geneva-based public-private partnership, Medicines for Malaria Venture and a founder and board member of the UK Stem Cell Foundation. He received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently a visiting professor at King’s College, London. Professor Trevor Jones brings to the Board over 40 years experience in multiple aspects of the pharmaceutical industry including in research and development as well as regulatory and governance matters.

Gregg Anthony Lapointe has served as a Director since March 2009. Mr. Lapointe has served as Chief Executive Officer of Sigma-Tau Pharmaceuticals, Inc., the U.S. wholly-owned subsidiary of Sigma-Tau Finanziaria S.pA., since April 2008. He served as Chief Operating Officer of Sigma-Tau Pharmaceuticals, Inc. from November 2003 to March 2008. Mr. Lapointe is a Certified Public Accountant in the United States and a Chartered Accountant in Canada. He holds a Bachelor of Commerce degree from Concordia University of Montreal, a Graduate Diploma in Public Accountancy from McGill University of Montreal and an M.B.A. from Duke University. Mr. Lapointe also serves on the Boards of Directors of Soligenix, Inc, Questcor Pharmaceuticals, Inc., the Pharmaceutical Research and Manufacturers of America (PhRMA) and on the corporate council of the National Organization for Rare Disorders (NORD). Mr. Lapointe has substantial experience in finance and management, including operational experience as the CEO of a pharmaceutical development and sales organization.

Ira D. Lawrence, M.D., has served as a Director since June 2005. Dr. Lawrence is Chief Medical Officer and Senior Vice President of Research and Development at Medicis Pharmaceutical Corporation (NYSE: MRX). From June 2005 until May 2006, Dr. Lawrence served as our President and Chief Executive Officer. From 1995 to 2005, Dr. Lawrence was employed with Fujisawa Healthcare, Inc. (subsequently merged with Yamanouchi Pharmaceutical Co. to form Astellas Pharma, Inc.), most recently as Senior Vice President of Research and Development. From 1993 to 1995, Dr. Lawrence served as Vice President of Research and Development at GenDerm Corporation. Dr. Lawrence was the Associate Director of Clinical Studies, Immunology at Fujisawa Healthcare, Inc. from 1991 to 1993. Prior to 1991, Dr. Lawrence practiced internal medicine and allergy/clinical immunology, most recently as the Assistant Chief of Staff at the Veterans Administration Lakeside Medical Center and Assistant Professor at Northwestern University Medical School. Dr. Lawrence earned his M.D. degree, from the Hahnemann Medical College (now Drexel University College of Medicine) and his B.A. from Temple University. Dr. Lawrence completed his internship and residency in internal medicine at Northwestern University and his fellowship at the Division of Allergy and Clinical Immunology at the Johns Hopkins University School of Medicine. In addition to his experience as a physician, Dr. Lawrence has almost two decades of clinical development experience in the pharmaceutical industry.

Dean S. Woodman was elected Chairman of our Board of Directors in February 2005 and served in that capacity until July 2009, and has been a Director since August 2000. Mr. Woodman was an investment banker for over four decades. From July 1989 to June 1999, he was a Managing Director of Furman Selz, an investment banking firm acquired in 1999 by ING Barings L.L.C. Mr. Woodman was a Managing Director in the investment banking group of Hambrecht & Quist (now JPMorgan Chase) from October 1984 to March 1988. He was a founding partner of Robertson Colman Stephens & Woodman, an investment banking firm, in 1978, and of

Woodman Kirkpatrick & Gilbreath, an investment banking firm, in 1982. Mr. Woodman worked in the investment banking division of Merrill Lynch for 23 years where he spent 16 years as director of West Coast corporate finance until 1978. He is currently a director of both MarineMax, Inc. (NYSE: HZO) and Medallion Bank, a wholly-owned subsidiary of Medallion Financial Corp (NASDAQ: TAXI). Dean Woodman’s career was as an investment banker. He brings substantial experience to the Board regarding finance matters particularly for emerging growth companies.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Board Structure

The Board believes that separate individuals should, generally, hold the positions of Chairman of the Board and Chief Executive Officer, and that the Chairman should not be an employee. The Board has been led by an independent Non-Executive Chairman for over a decade. The Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings and executive sessions of the non-employee directors and the relevant agenda items in each case (in consultation with the Chief Executive Officer as appropriate). The Board believes this leadership structure enhances the Board’s oversight of and independence from our management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance.

The Board meets in executive session after each regular Board meeting to assess management’s presentation, the strategic direction of the Company and the effectiveness of management and similar matters. The Chairman or a chairman of one of our committees typically meets with the CEO after such independent sessions to communicate the full Board’s views on particular matters.

The Board has designated five committees to address particular areas of responsibility. At each regular Board meeting, the Board receives full reports from each committee chair regarding the committee’s considerations and actions.

The Board believes that this structure provides the Board with the opportunity to exercise independent review of the Company’s results and to apply, through the committee’s more detailed oversight of certain aspects of the Company’s business and operations.

Term

Each director serves a one-year term that expires at the following Annual Meeting.

Risk

The Board exercises it role in the oversight of risk management both directly and through Board committees. The Board of Directors regularly considers potential risks facing the business of the Company. Board members identify for management risks that they view as inherent in the nature of the Company’s business that should receive management attention. In 2009, the Board determined at the recommendation of the Nominating and Governance Committee to request that management report once a year to specific committees with respect to risk management and compliance, with a report on finance and legal compliance being reported to the Audit Committee by the Chief Financial Officer, sales and marketing compliance being reported to the Audit Committee by the President of SciClone Pharmaceuticals International Ltd, manufacturing compliance being presented to the Scientific Review Committee by the manufacturing director of and research, development and related regulatory compliance being reported to the Scientific Review Committee by the Vice President of Research and Development. Under this policy, management will report to the full board on overall compliance and risk management at least once a year. These activities are in addition to the Board and its committees other activities with respect to risk assessment.

In addition, the Audit Committee discusses with management significant financial risks in conjunction with enterprise risk exposures, the Company’s policies with respect to financial risk assessment and risk management and the actions management has taken to limit, monitor or control financial risk exposure.

Director Independence

The Board of Directors has determined that, as of the Annual Meeting, each of the director nominees, other than Dr. Blobel, our President and Chief Executive Officer, has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined by the applicable NASDAQ rules.

Dr. Camerini, Dr. Jones and Mr. Lapointe are all affiliates of Sigma Tau Finanzaria, Sp.A., SciClone’s largest stockholder, which beneficially owns in excess of twenty percent (20%) of SciClone’s outstanding Common Stock. Accordingly, none of Dr. Blobel, Dr. Camerini, Dr. Jones or Mr. Lapointe qualify as independent directors under the rules and regulations of the Securities and Exchange Commission (the “SEC”) which govern the composition of SciClone’s Audit Committee.

In the course of the Board of Director’s determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable NASDAQ Marketplace Rules and the rules and regulations of the SEC.

Executive Sessions

Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. No single director has been designated by the Board to act as the presiding director for such executive sessions.

Board Meetings and Committees

The Board of Directors has:

•	an Audit Committee;

•	a Compensation Committee;

•	a Nominating and Corporate Governance Committee;

•	a Business Development Committee; and

•	a Scientific Review Committee.

The Board of Directors held 17 meetings during the year ended December 31, 2009. During Fiscal 2009, director John D. Baxter attended fewer than 75% of the total number of meetings of the Board of Directors and of the Compensation Committee prior to the expiration of his term as a director at the 2009 Annual Meeting, and director Trevor M. Jones attended fewer than 75 % of the total number of meetings of the Nominating and Corporate Governance Committee following his appointment to the committee. All other then incumbent directors attended at least 75% of meetings of the Board of Directors and of each standing committee of the Board on which he served. The following table sets forth the committees of the Board and the members of each committee as of the date that this proxy statement was first mailed to our stockholders:

Committee Composition	Audit	Compensation	Nominating and Corporate Governance	Business Development	Scientific Review
Jon S. Saxe	Chair		Ö	Ö
Roberto Camerini, M.D.					Ö
Richard J. Hawkins	Ö	Chair			Ö
Trevor M. Jones		Ö	Chair		Ö
Gregg A. Lapointe				Ö
Ira D. Lawrence, M.D.				Ö	Chair
Dean S. Woodman	Ö	Ö	Ö	Chair
Number of Meetings During 2009	5	6	4	6	3

Audit Committee. The members of the Audit Committee during 2009 were Mr. Saxe (chairman), Mr. Hawkins and Mr. Woodman. Each member of the Audit Committee during 2009 was independent for purposes of both the NASDAQ Marketplace Rules and the rules and regulations of the SEC, as they apply to audit committee members. The Board of Directors has determined that Mr. Woodman is an audit committee financial expert, as defined in the rules and regulations of the SEC.

Under the terms of its written charter, the Audit Committee:

•

Retains our independent registered public accounting firm, reviews their independence and oversees their audit work, reviews and pre-approves the planned scope of our annual audit and the terms of engagement for audit and non-audit services;

•	Reviews the financial reports and other financial information provided to the public;

•

Reviews the adequacy of disclosure controls and internal controls and procedures for financial reporting, reviews our critical accounting policies, reviews significant judgments made in the preparation of our financial statements; and

•	Reviews and approves any related party transactions.

Additional information regarding the Audit Committee may be found in the section entitled “Report of the Audit Committee” included with this Proxy Statement.

Compensation Committee. The members of the Compensation Committee during 2009 were Mr. Hawkins (chairman), Dr. Jones, and Mr. Woodman. Mr. Henel served as the chairman and Mr. Baxter as a member until June 2009, when their individual terms as directors terminated following the 2009 Annual Meeting of Stockholders. Dr. Jones was appointed to the Compensation Committee in March 2009. Mr. Woodman was appointed to the Compensation Committee in June 2009. Each member of the Compensation Committee is independent for purposes of the NASDAQ Marketplace Rules. The Compensation Committee recommends to the full board the salary and bonus earned by the President and Chief Executive Officer, reviews and recommends to the full board salary and bonus levels for other executive officers, approves stock option grants to executive officers and approves all employment, severance and change-in-control agreements applicable to executive officers. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Committee.

Each year, at the request of the Compensation Committee, our President and Chief Executive Officer provides compensation recommendations for each of the executive officers. In 2008, the Compensation Committee engaged Setren, Smallberg & Associates, Inc., (“Setren”) an independent compensation consultant, to advise the Committee regarding optimal allocation of the different elements of executive officer compensation and recommended target amounts for each element of compensation. Each year since then Setren has provided additional advice to the Compensation Committee. For 2009 compensation, the Compensation Committee requested that Setren provide a written update of the information they provided in the prior year. Taking these recommendations and the updated information together, the Compensation Committee is responsible for determining all compensation for our executive officers, other than the CEO. During 2009, the Board and the Compensation Committee decided to change the final approval process for compensation such that the Board (without the CEO) reviews and approves the Compensation Committee’s recommendations before they are finalized and that the Board approves all CEO compensation. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during 2009 were Dr. Jones (chairman), Mr. Saxe and Mr. Woodman. Mr. Henel served as the chairman until June 2009, when his term as a director terminated following the 2009 Annual Meeting of Stockholders. Dr. Jones was appointed to the Nominating and Corporate Governance Committee in March 2009.

Each member of the Nominating and Corporate Governance Committee was independent for purposes of the NASDAQ Marketplace Rules. The Nominating and Corporate Governance Committee considers qualified candidates for nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors.

Business Development Committee. The members of the Business Development Committee during 2009 were Mr. Woodman (chairman), Dr. Lawrence, Mr. Saxe and Mr. Lapointe. Mr. Baxter served as a member until June 2009, when his term as a director terminated following the 2009 Annual Meeting of Stockholders. Mr. Lapointe was appointed to the Business Development Committee in March 2009. The primary responsibilities of the Business Development Committee are to review and assess our business development activities, including, recommending to the Board of Directors, as appropriate, new business strategies, such recommendations to include long-term plans for growth and expansion and to review, monitor and recommend to the Board of Directors new business opportunities, including potential mergers, acquisitions, divestitures, investments and other similar transactions.

Scientific Review Committee. In March 2009, the Board created a Scientific Review Committee comprised of Dr. Lawrence (chairman), Dr. Camerini and Mr. Hawkins. Dr. Jones was appointed to the Scientific Review Committee in June 2009. The Scientific Review Committee was created to:

•	Review and evaluate the performance of research management in achieving our strategic goals and objectives and the quality and direction of our research and development programs;

•	Discuss with management the overall performance of our research and development activities;

•	Identify and discuss significant emerging science and technology issues and trends;

•	Review our approaches to acquiring new product candidates and technologies necessary to achieve our business objectives;

•	Evaluate the soundness and risks associated with the technology in which we are investing our research and development efforts;

•	Periodically review our overall patent strategies; and

•	Review and evaluate issues affecting our business relating to process development and manufacturing.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a written charter for each of the standing committees described above. The Board has also adopted a written Corporate Code of Conduct that applies to all of our officers, directors, employees, contract workers and anyone who conducts business with us. In addition, the Board has adopted written Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. Links to these materials, other than the Business Development Committee Charter and the Scientific Review Committee Charter, are available in the Investor Relations section of our website at www.sciclone.com.

Director Nominations

Director Qualifications

Consistent with its charter, the Nominating and Corporate Governance Committee evaluates and recommends to the Board of Directors director nominees for each election of directors.

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee has approved a Policy Regarding Director Nominations, pursuant to which the Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board of Directors and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as regulatory compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and Committee responsibilities. Directors are expected to prepare for, attend, and participate in all Board and applicable Committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of SciClone and its stockholders. The Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes that it is appropriate for one or more key members of our management to participate as members of the Board.

Diversity

Although we do not have a formal diversity policy, to foster and maintain a diversity of viewpoints, backgrounds and experience on the Board, the Nominating and Governance Committee evaluates the mix of skills and experience of the directors and assesses nominees and potential candidates in the context of the current composition of the Board and the requirements of the Company. The Nominating and Corporate Governance Committee uses the same standards to evaluate all director candidates, regardless of who proposes them.

Identifying and Evaluating Candidates for Nomination as Director

The Nominating and Corporate Governance Committee has adopted procedures providing for the annual evaluation by the committee of the current members of the Board of Directors whose terms are expiring and who are willing to continue in service, against the criteria set forth above in determining whether to recommend these directors for election. Under the procedures it adopted, the Nominating and Corporate Governance Committee has initiated the regular assessment of the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and

Corporate Governance Committee believes at any time that it is desirable that the Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, under our Bylaws, stockholders are permitted to nominate directors for consideration at an annual meeting. A stockholder nomination for a director to be elected at an annual meeting must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•

a representation that the stockholder is a holder of record of stock of the corporation entitled to vote for the election of directors on the date of such notice of nomination and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice of nomination;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as a director if so elected.

All directors and director nominees must submit a completed form of the directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the foregoing criteria and will select the nominees that, in the Committee’s judgment, best suit the needs of the Board at that time.

Communications by Stockholders with Directors

Stockholders may communicate with any and all Company directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board

or Board of Directors

or [individual director]

c/o Corporate Secretary

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900

Foster City, CA 94404

Fax: (650) 358-3469

The Corporate Secretary maintains a log of such communications and will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication as determined by the Corporate Secretary. The Board of Directors or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary will relay all communications to directors absent safety or security issues.

Director Attendance at Annual Meetings

We believe that it is desirable that directors attend our annual meeting of stockholders. Our policy is to schedule our Annual Meeting of Stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. Of the ten directors then in office, three attended the 2009 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2009 has been an officer or employee of SciClone or any of its subsidiaries, or has had any relationship requiring disclosure by SciClone under the rules and regulations of the SEC. No interlocking relationships existed during 2009 between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

Compensation of Directors

Cash Compensation

Directors who are employees of SciClone do not receive any compensation for their services as directors. During 2008 and 2009, each non-employee director is entitled to an annual retainer of $30,000, plus payment of out-of-pocket expenses relating to their service as Board members. In addition, directors receive the following additional annual payments for service on the committees of the Board of Directors:

Committee	Member	Chairman
Audit	$10,000	$14,000
Compensation	7,500	10,000
Nominating and Corporate Governance	7,500	10,000
Business Development	7,500	10,000
Scientific Review	7,500	10,000

In addition, our Chairman of the Board (currently Mr. Saxe) receives an additional annual payment of $22,000.

Equity Compensation

Non-employee directors also receive an option grant of 50,000 shares upon election to the Board and an annual option grant of 30,000 shares upon their re-election. Each option has a term of ten years and an exercise price equal to the closing price of our Common Stock as quoted on the NASDAQ Global Market on the grant date of such option. Initial option grants vest in three equal annual installments. Annual stock option grants vest in twelve equal monthly installments. In the event of a change in control, any unexercisable or unvested portions of any outstanding options are immediately exercisable and vested in full as of the date 10 days prior to the change in control, regardless of whether the option is assumed or substituted for by the acquirer.

Under our 2004 Outside Directors Stock Option Plan, if Mr. Hawkins, Dr. Lawrence, Mr. Saxe, Mr. Woodman, Dr. Camerini, Dr. Jones and Mr. Lapointe are re-elected to the Board at the Annual Meeting, each will automatically receive an option to purchase 30,000 shares of our Common Stock, as they shall have each served for a full year prior to the Annual Meeting of Stockholders

Aggregate Compensation

The following table sets forth information concerning the aggregate compensation earned during 2009 by each individual who served as a director at any time during 2009:

2009 Director Compensation

Name of Director	Fees Earned or Paid in Cash		Option Awards(1)	All Other Compensation	Total
Jon S. Saxe	$110,000	(2)	$35,157	—	$145,157
Friedhelm Blobel, Ph.D	—	(3)	—	—	—
Roberto Camerini, M.D	28,125	(4)	12,697	—	40,822
Richard J. Hawkins	75,375	(5)	35,157	—	110,532
Trevor M. Jones, Ph.D.	38,750	(6)	12,697	—	51,447
Gregg Lapointe	34,125	(7)	12,697	—	46,822
Ira D. Lawrence, M.D.	45,000	(8)	35,157	—	80,157
Dean S. Woodman	87,250	(9)	35,157	—	122,407

(1)	The amounts shown are the compensation costs recognized in our financial statements for 2009 related to grants of stock options to our non-employee directors in 2009 and prior years, to the extent we recognized compensation costs in 2009 for such awards in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the valuation assumptions used in the FASB ASC 718 calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies” included in Part II, item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Mr. Saxe’s fees consist of $30,000 director fee, $11,000 for service as Chairman of the Board of Directors since our Annual Stockholders meeting held in 2009, when he became our Chairman, $14,000 for service as Chairman of the Audit Committee, $7,500 for service on the Corporate Governance and Nominating Committee, $7,500 for service on the Business Development Committee, and $40,000 for additional services as a director, as approved by the Board.
(3)	Dr. Blobel received no compensation for his service on the Board of Directors. Compensation paid to Dr. Blobel as President and Chief Executive Officer is disclosed in the Summary Compensation Table herein.
(4)	Dr. Camerini’s fees consist of $22,500 director fee and $5,625 for service on the Scientific Review Committee since his appointment to our Board in 2009.
(5)

Mr. Hawkins’ fees consist of $30,000 director fee, $8,750 for service as Chairman of the Compensation Committee, $10,000 for service on the Audit Committee, $5,625 for service on the Scientific Review Committee, and $21,000 for additional services as a director, as approved by the Board.

(6)	Dr. Jones’ fees consist of $22,500 director fee, $5,625 for service on the Compensation Committee, $6,875 for service on the Corporate Governance and Nominating Committee, including service as the committee Chairman since June 2009, and $3,750 for service on the Scientific Review Committee since his appointment to the Board in 2009.
(7)	Mr. Lapointe’s fees consist of $22,500 director fee, $5,625 for service on the Business Development Committee and $6,000 for additional services as a director, as approved by the Board since his appointment to the Board in 2009.
(8)	Dr. Lawrence’s fees consist of $30,000 director fee, $7,500 for service on the Business Development Committee and $7,500 for service as Chairman of the Scientific Review Committee.
(9)	Mr. Woodman’s fees consist of $30,000 director fee, $11,000 for service as Chairman of the Board of Directors until our Stockholders meeting held in 2009, $10,000 for service on the Audit Committee, $10,000 for service as the Chairman of the Business Development Committee, $7,500 for service on the Corporate Governance and Nominating Committee, $3,750 for service on the Compensation Committee since June 2009, and $15,000 for additional services as a director, as approved by the Board.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT TO THE

SCICLONE PHARMACEUTICALS, INC. 2005 EQUITY INCENTIVE PLAN

At the Annual Meeting, the stockholders will be asked to approve an amendment to the SciClone Pharmaceuticals, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) to increase by 2,800,000 the maximum number of shares of Common Stock that may be issued under the 2005 Plan. In addition, the stockholders will be asked to reapprove the material terms of performance goals under the 2005 Plan so that the Company will continue to be able to fully deduct for federal income tax purposes performance-based compensation provided to certain employees pursuant to the 2005 Plan.

The 2005 Plan was originally approved by our stockholders in May 2004 and was last amended with stockholder approval in June 2007. Its purpose is to help us attract, motivate and retain the employees, directors and consultants whose contributions are important to our success. As of March 31, 2010, only 570,581 shares remained available for the future grant of awards under the 2005 Plan. We believe that these remaining shares will be insufficient to continue operating the Plan through 2011, after taking into account the charge of 1.3 shares against the available plan share reserve for each share made subject to a “full value award,” such as a restricted stock award. Therefore, in order to continue to offer a competitive equity incentive program, the Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of Common Stock issuable under the 2005 Plan (including the maximum number of shares issuable pursuant to incentive stock options) by 2,800,000 shares to a total of 10,600,000 shares. With the proposed addition of 2,800,000 shares, we expect that sufficient shares will be available to continue operating the 2005 Plan through 2013.

In addition, the 2005 Plan is designed to preserve our ability to deduct in full for federal income tax purposes the compensation recognized by certain employees in connection with certain awards granted under the 2005 Plan. Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to a “covered employee” of a publicly held company. Generally, covered employees are the chief executive officer and the three highest compensated officers other than the chief executive and chief financial officers. However, certain types of compensation, including performance-based compensation, are generally excluded from this limitation on deductibility. To enable compensation in connection with stock options, stock appreciation rights, certain restricted stock and restricted stock unit awards, performance shares and performance units granted under the 2005 Plan to qualify as “performance-based” within the meaning of Section 162(m), the stockholders must approve the material terms of the performance goals that may be established in conjunction with performance-based compensation awarded under the 2005 Plan. In addition, regulations issued under Section 162(m) generally require reapproval by the stockholders every five years of the material terms of these performance goals if the plan permits the compensation committee of the Board of Directors to select the specific target levels of performance to be achieved under these awards. Because the 2005 Plan authorizes the compensation committee to select the appropriate target levels of performance to be achieved, stockholder reapproval of the material terms of the performance goals is required at this Annual Meeting if the Company is to continue to be able to deduct certain compensation under the 2005 Plan. Accordingly, by approving this proposal, the stockholders will be reapproving the following specific provisions of the 2005 Plan:

•	the eligibility requirements for participation in the 2005 Plan;

•	the maximum numbers of shares for which awards may be granted to an employee in any fiscal year, as described in the Summary of the 2005 Plan below; and

•

the business criteria upon which the vesting of awards of performance shares, performance units and certain awards of restricted stock and restricted stock units may be based, as described in the Summary of the 2005 Plan below.

Summary of the 2005 Plan

The following summary of the 2005 Plan is qualified in its entirety by the specific language of the 2005 Plan, a copy of which is available to any stockholder upon request or may be viewed without charge on the Securities and Exchange Commission website at www.sec.gov.

General. The purpose of the 2005 Plan is to advance the interests of the Company by providing a means through which the Company may attract and retain able employees, directors and consultants upon whom responsibility for the success of the Company rests and to provide them with a proprietary interest in the development and financial success of the Company that will encourage them to devote their best efforts to the business of the Company. These incentives may be provided under the 2005 Plan through the grant of stock options, stock appreciation rights, stock awards (stock purchase rights and stock bonuses), restricted stock units, performance shares and performance units.

Authorized Shares. The maximum aggregate number of shares that may be issued under the 2005 Plan will be 10,600,000 if our stockholders approve this Proposal. Shares issued under the 2005 Plan may be authorized but unissued or reacquired shares of common stock of the Company.

Share Counting. Each share subject to an award granted under the 2005 Plan other than a “full value award” will reduce the number of shares remaining available for grant by one share, while each share subject to a full value award granted under the 2005 Plan will reduce the number of shares remaining available for grant by 1.3 shares. A full value award is any award settled in stock other than a stock option, stock appreciation right or stock purchase right under which we receive monetary consideration equal to the fair market value of the shares. If an outstanding award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of stock acquired pursuant to an award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the participant’s original purchase price, the shares of stock allocable to the terminated portion of such award or such forfeited or repurchased shares of stock will again be available for issuance under the 2005 Plan. Shares of stock will not be treated as issued pursuant to the 2005 Plan with respect to any portion of an award, other than an option or stock appreciation right that is settled in cash. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations will not again be available for issuance under the 2005 Plan. Upon the exercise of a stock appreciation right, the number of shares available for issuance under the 2005 Plan will be reduced by the gross number of shares for which the stock appreciation right is exercised. If the exercise price of an option is paid by tender to the Company, or attestation to the ownership, of shares of stock owned by the participant, the number of shares available for issuance under the 2005 Plan will be reduced by the gross number of shares for which the option is exercised.

Adjustments upon Changes in Capital Structure. To prevent dilution or enlargement of participants’ rights under the 2005 Plan, appropriate adjustments will be made to the number of shares authorized under the 2005 Plan, the numerical limits on awards described below under “Certain Award Limits” and the number and kind of shares and exercise price subject to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the compensation committee also has the discretion under the 2005 Plan to adjust the terms of outstanding awards as it deems appropriate. Without affecting the number of shares available for grant under the 2005 Plan, the compensation committee may authorize the issuance or assumption of benefits under the 2005 Plan in connection with any merger, consolidation or similar transaction on such terms and conditions as it deems appropriate.

Certain Award Limits. In addition to the limitation described above on the total number of shares of our common stock that will be authorized for issuance under the 2005 Plan, the 2005 Plan limits the numbers of shares that may be issued under each type of award, subject to adjustment as described under “Share Counting” and Adjustments upon Changes in Capital Structure” above. Subject to stockholder approval of this Proposal, no more than 10,600,000 shares may be issued upon the exercise of incentive stock options granted under the 2005 Plan. No more than 5% of the maximum aggregate number of shares authorized under the 2005 Plan may be issued pursuant to full value awards that provide for vesting more rapidly than over a period of three years if vesting is based upon continued service alone or that have a performance period of less than 12 months if vesting is based on the attainment of performance goals, provided, however, that such limitations shall not preclude the acceleration of vesting of any such award upon death, disability, retirement, involuntary termination or a change in control, as determined by the Compensation Committee. To enable compensation in connection with certain types of awards to qualify as “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code, the 2005 Plan establishes limits on the maximum aggregate number of shares or value for which awards may be granted to an employee in any fiscal year, as follows:

•	Stock options and stock appreciation rights: no more than 1,250,000 shares.

•	Stock awards and restricted stock unit awards, the grant or vesting of which is based upon the attainment of performance goals: no more than 750,000 shares.

•	Performance share awards: no more than 750,000 shares for each full fiscal year contained in the performance period of the award.

•	Performance unit awards: no more than $2,250,000 for each full fiscal year contained in the performance period of the award.

Administration. The 2005 Plan generally will be administered by the compensation committee of the Board of Directors, which we refer to in this proposal as the “Committee”. Subject to the provisions of the 2005 Plan, the Committee has the authority, in its discretion, to determine the persons to whom and the times at which awards are granted, the types and sizes of awards and all of their terms and conditions, to amend or cancel any award, to waive any restrictions or conditions applicable to any award, and to accelerate, extend or defer the vesting of any award. The Committee may delegate to one or more of its members or one or more officers of the Company the authority to grant awards under the 2005 Plan, subject to restrictions on such delegated authority imposed by the 2005 Plan or the Committee. The 2005 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Plan. All awards granted under the 2005 Plan are evidenced by a written agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2005 Plan. The Committee interprets the 2005 Plan and all awards granted, and all determinations of the Committee are final and binding on all persons having an interest in the 2005 Plan or any award.

Prohibition of Option and Stock Appreciation Right Repricing. The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price.

Eligibility. Awards may be granted to employees, consultants and directors of the Company or any subsidiary or parent corporation or affiliated entity. Incentive stock options may be granted only to employees. As of March 31, 2010, the Company had approximately 225 employees (including 4 executive officers), 11 consultants and 7 nonemployee directors who would be eligible to receive awards under the 2005 Plan. While eligible, the Company has not granted awards to consultants in the past and has no present intent to do so in the future.

Stock Options. The Committee may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonstatutory stock options or any combination of these. The Committee establishes the exercise prices of options, provided that each option must have an exercise price that is not less than the fair market value of a share of our common stock on the date of grant, except that options granted pursuant to an assumption or substitution of another option in a manner that would qualify under Section 424(a) of the Internal Revenue Code may have exercise prices less than such minimum price. Any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. The 2005 Plan provides that the option exercise price may be paid in cash or its equivalent, by tender of shares of common stock owned by the participant having a fair market value not less than the exercise price, by means of a broker-assisted cashless exercise or by other consideration as approved by the Committee from time to time.

Options will become vested and exercisable at such times and subject to such conditions and restrictions as may be specified by the Committee, including the attainment of one or more performance goals. The maximum term of an option granted under the 2005 Plan is ten years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Options will remain exercisable for such period of time following a participant’s termination of service as determined by the Committee and provided in the participant’s award agreement, provided that in no case may an option be exercised after its expiration date.

Incentive stock options are not transferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, nonstatutory stock options granted under the 2005 Plan may be assigned or transferred to the participant’s family members to the extent permitted by the Committee, in its discretion.

Stock Appreciation Rights. The Committee may grant stock appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, we may pay this amount upon the exercise of a Freestanding SAR in cash or in shares of common stock whose fair market value on the exercise date equals the payment amount, and we may make the payment in a lump sum or we may defer payment in accordance with the terms of the participant’s award agreement. The maximum term of any stock appreciation right granted under the Plan is ten years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

Stock Awards. The Committee may grant stock awards under the 2005 Plan either in the form of a stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Committee determines the purchase price payable under stock purchase awards, which may be less than the then current fair market value of our common stock. Stock awards may be subject to vesting conditions based on service or the achievement of such performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Unless otherwise provided by the Committee, a participant will forfeit any shares of stock as to which vesting conditions have not been satisfied prior to the participant’s termination of service for any reason. Unless otherwise determined by the Committee, participants holding stock awards subject to vesting conditions will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units. The Committee may grant restricted stock units under the 2005 Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals, similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to stock awards. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay. Restricted stock units will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of restricted stock units subject to the award on the date on which the units vest or another date specified by the Committee or elected by the participant and set forth in the award agreement. Alternatively, the Committee may provide for settlement of restricted stock units in cash for an amount equal to the fair market value of the shares otherwise issuable to the participant.

Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and an initial monetary value as determined by the Committee. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Internal Revenue Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; employee satisfaction; employee retention; balance of cash, cash equivalents and marketable securities; market share; number of customers; customer satisfaction; product development; completion of a joint venture or other corporate transaction; completion of identified special project; and overall effectiveness of management.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained by a participant who is a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the Company’s common stock. The Committee may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Change in Control. In the event of a “change in control,” as such term is defined by the 2005 Plan, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue in effect any or all outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. Any options or stock appreciation rights which are not assumed or continued in connection with a change in control will terminate effective as of the time of the change in control. In addition, the Committee may provide for the acceleration of vesting of any or all outstanding options or stock appreciation rights upon such terms and to such extent as it determines. The 2005 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a change in control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share under the award. The Committee, in its discretion, may provide in the event of a change in control for the acceleration of vesting and/or settlement of any stock award, restricted stock unit award or performance award held by a participant upon such conditions and to such extent as determined by the Committee.

Awards Subject to Section 409A of the Code. Certain awards granted under the 2005 Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and such regulations or other administrative guidance that may be issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provisions of the 2005 Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the 2005 Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

Termination or Amendment. The 2005 Plan will continue in effect until its termination by the Committee, provided that all awards shall be granted within 10 years from the date of its initial approval by the stockholders. The Committee may terminate or amend the 2005 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2005 Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, including, but not limited to, Section 409A of the Internal Revenue Code.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2005 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. In such event, we will not be entitled to any corresponding deduction for federal income tax purposes. In the event of the participant’s disposition of shares before both of these holding periods have been satisfied (a “disqualifying disposition”), the participant will recognize ordinary income equal to the spread between the option exercise price and the fair market value of the shares on the date of exercise, but in most cases not to exceed the gain realized on the sale, if lower. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. The Company generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Stock Appreciation Rights. A participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Stock Awards. A participant acquiring stock by means of a stock purchase right or stock bonus generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Performance and Restricted Stock Unit Awards. A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the “determination date” (as defined above under “Stock Awards”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the settlement date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Options Granted to Certain Persons

The aggregate numbers of shares of Common Stock subject to options granted to certain persons under the 2005 Plan since its inception and through March 31, 2010 are as follows: (i) Friedhelm Blobel, Ph.D., President and Chief Executive Officer, 1,900,000 shares; (ii) Gary A. Titus, Chief Financial Officer and Senior Vice President, Finance, 250,000 shares; (iii) Hans P. Schmid, President and Managing Director, SciClone Pharmaceuticals, International, Ltd., 605,000 shares; (iv) Israel Rios, M.D., Chief Medical Officer and Senior Vice President, Medical Affairs, 440,000 shares (v) all current executive officers as a group, an aggregate of 3,195,000; (vi) all current directors who are not executive officers as a group, 800,000 shares; and (vii) all employees, including current officers who are not executive officers, as a group, an aggregate of 3,234,419 shares. Since its inception, no options have been granted under the 2005 Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been granted five percent or more of the total amount of options granted under the 2005 Plan.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote.

Recommendation of the Board of Directors

THE BOARD BELIEVES THAT THE PROPOSED AMENDMENT OF THE 2005 PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS FOR THE REASONS STATED ABOVE AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO INCREASE THE MAXIMUM NUMBER OF SHARES AVAILABLE UNDER THE 2005 PLAN FROM 7,800,000 SHARES TO 10,600,000 AND TO APPROVE THE MATERIAL TERMS OF PERFORMANCE GOALS.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT TO THE

SCICLONE PHARMACEUTICALS, INC. EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, the stockholders will be asked to approve an amendment to the Company’s Employee Stock Purchase Plan (the “Purchase Plan”) to increase by 300,000 the maximum number of shares of Common Stock that may be issued under the Purchase Plan and to re-name the Purchase Plan the SciClone Pharmaceuticals, Inc. Employee Stock Purchase Plan.

General

The Purchase Plan was originally approved by our stockholders in July 1996 and was last amended with stockholder approval in June 2003. The Purchase Plan is voluntary and open to all employees who meet the plan’s eligibility requirements. The Purchase Plan allows employees to elect deductions from payroll to be used to purchase shares of Common Stock directly from the Company. Our stockholders have previously approved the reservation of 1,000,000 shares of Common Stock, subject to adjustment upon certain changes in SciClone’s capital structure, for issuance to employees, including officers, participating in the Purchase Plan. The Board believes that the Purchase Plan is an important factor in attracting and retaining the high caliber employees essential to our success and in aligning their long-term interests with those of the stockholders. As of March 31, 2010, 717,481 shares had been purchased, leaving 282,519 shares available for future purchases under the Purchase Plan. To provide a reasonable reserve of shares to permit us to continue offering this opportunity to employees, our Board has amended the Purchase Plan, subject to stockholder approval, to increase the maximum number of shares that may be issued under the Purchase Plan by 300,000 to an aggregate of 1,300,000 shares.

Summary of the Purchase Plan, as Amended

The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request or may be viewed without charge on the Securities and Exchange Commission website at www.sec.gov.

General. At the beginning of each “offering period” (as defined below), each participant in the Purchase Plan is granted the right to purchase, through accumulated payroll deductions, up to a number of shares of our Common Stock determined on the first day of the offering. This purchase right or “option” is automatically exercised on each “purchase date” (as defined below) during the offering period unless the participant has withdrawn from participation in the Purchase Plan. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code.

Authorized Shares. Currently, a maximum of 1,000,000 of our authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan, subject to proportionate adjustment in the event of any stock dividend, stock split, reverse stock split, reclassification or similar change in our capital structure, or in the event of any merger, reorganization, recapitalization, rights offering or any other increase or decrease in the number of shares of our Common Stock effected without receipt of consideration by the Company. Upon stockholder approval of this proposal, the maximum number of shares will be 1,300,000, subject to the same potential adjustments.

Administration. The Purchase Plan is administered by the Board or a committee of the Board. For purposes of the following discussion, the term “Board” refers to either the Board of Directors or such committee. Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of options granted under the Purchase Plan and has the authority to interpret the Purchase Plan.

Eligibility. Our employees and employees of any of our subsidiaries that are designated by the Board are eligible to participate in offerings under the Purchase Plan, so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year. However, an employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary may not participate in the Purchase Plan. As of March 31, 2010, approximately 31 employees, including 4 executive officers, were eligible to participate in the Purchase Plan.

Offerings. Generally, each offering under the Purchase Plan is for a period of three months (an “offering period”). Offering periods generally commence on the first business days of March, June, September and December of each year. The last day of each three-month offering period is a “purchase date.” The Board may establish a different term for any offering period, which may be a period of up to 24 months, or different commencement or ending dates for an offering period. If the Board establishes an offering period duration of more than three months, it may also provide for two or more purchase periods with in each offering period, and the last day of each purchase period will be a purchase date. An offering period of three months will contain a single purchase period of the same duration.

Participation and Purchase of Shares. Participation in an offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day (the “offering date”) of the offering period (or an included purchase period) for which they are first eligible. Payroll deductions may not exceed 15% of an employee’s compensation for any pay period during the offering period. An employee who becomes a participant in an offering under the Purchase Plan will automatically participate in each purchase period commencing on and after the offering date until the final purchase date of the offering period or until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

A participant may withdraw from the Purchase Plan at any time during an offering period, and, subject to any uniform limitations or notice requirements we may impose, increase or decrease his or her rate of payroll deductions once during an offering period. Upon withdrawal, we will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an offering, that participant may not again participate in the same offering period under the Purchase Plan.

Subject to certain limitations, each participant in an offering period is granted on the offering date an option for a number of whole shares determined by dividing the participant’s payroll deductions accumulated during each purchase period during the offering by 85% of the fair market value of a share of our Common Stock on the purchase date of such purchase period, provided that no participant may purchase more than 8,000 shares on any purchase date. Further, no participant will be granted an option to purchase shares of Common Stock under the Purchase Plan or any other employee stock purchase plan we maintain having a fair market value exceeding $25,000 (based on the fair market value of our Common Stock on the offering date on which the employee commenced participation in the offering period) for each calendar year in which an option granted to the participant under any such plan is outstanding at any time.

On each purchase date, we issue to each participant in the offering a number of shares of Common Stock equal to the amount of payroll deductions accumulated for the participant during the purchase period divided by the purchase price, limited in any case by the number of shares subject to the participant’s option for that offering period. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the offering date or on the purchase date. However, for offering periods commencing on and after June 1, 2010, the Board has determined that the purchase price will be 85% of the fair market value per share of Common Stock on the purchase date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on the Nasdaq Global Market. On March 31, 2010 the closing price of the Company’s Common Stock as reported on the Nasdaq Global Market was $3.53 per share. Any payroll deductions under the Purchase Plan not applied to the purchase of shares as of the end of each offering period will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next offering period.

Corporate Transactions. In the event of a proposed dissolution or liquidation of the Company, the offering period then in effect will terminate immediately prior to the consummation of such proposed action, unless the Board provides otherwise. In the event of a proposed sale of all or substantially all of our assets, or a merger with or into another corporation, each option under the Purchase Plan may be assumed or an equivalent option substituted by the successor corporation or parent or subsidiary corporation thereof. However, the Board may, in its sole discretion and in lieu of assumption or substitution, shorten the offering period and set a new purchase date.

Termination or Amendment. The Purchase Plan will continue until June 2016, the 20th anniversary of its initial adoption by the Board, or until its earlier termination by the Board. The Board may amend, suspend or terminate the Purchase Plan at any time, except that the approval of the Company’s stockholders is required within 12 months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the categories of corporations that may be designated by the Board for participation in the Purchase Plan.

Shares Purchased by Certain Persons

The aggregate numbers of shares of Common Stock purchased by certain persons under the Purchase Plan since its inception and through March 31, 2010 are as follows: (i) Friedhelm Blobel, Ph.D., President and Chief Executive Officer, no shares; (ii) Gary A. Titus, Chief Financial Officer and Senior Vice President, Finance, no shares; (iii) Hans P. Schmid, President and Managing Director, SciClone Pharmaceuticals, International, Ltd., 45,647 shares; (iv) Israel Rios, M.D., Chief Medical Officer and Senior Vice President, Medical Affairs, no shares (v) all current executive officers as a group, an aggregate of 45,647; and (vi) all employees, including current officers who are not executive officers, as a group, an aggregate of 671,834 shares. None of the Company’s directors who are not executive officers are eligible to participate in the Purchase Plan. Since its inception, no shares have been issued under the Purchase Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been issued five percent or more of the total amount of shares issued under the Purchase Plan.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide as to the U.S. federal income tax consequences of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the offering date of the offering period or within one year after the purchase date on which the shares are acquired (such disposition being referred to as a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Any additional gain or any loss recognized by the participant resulting from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the offering date of the offering period and at least one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the offering date and the purchase price (determined as if the option was exercised on the offering date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant still owns the shares at the time of his or her death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or

(ii) the difference between the fair market value of the shares on the offering date and the purchase price (determined as if the option was exercised on the offering date) is recognized as ordinary income in the year of the participant’s death.

If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE BY 300,000 THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PURCHASE PLAN AND TO RE-NAME THE PURCHASE PLAN AS THE SCICLONE PHARMACEUTICALS, INC. EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Ernst & Young LLP has served as our independent registered public accounting firm since 1991 and will be appointed by the Board to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2010. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of our independent registered public accounting firm.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2009 and December 31, 2008 by our principal accounting firm, Ernst & Young LLP:

	2009	2008
Audit Fees	$670,000	$772,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$670,000	$772,000

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Ernst & Young LLP did not perform audit-related, tax or other services for us.

The Audit Committee’s charter requires the Audit Committee to approve in advance the engagement of the independent registered public accounting firm and the fees and other terms of any such engagement for all audit services and non-audit services. Pre-approval is provided for in the Audit Committee’s charter if the Committee establishes policies and procedures therefore and (i) any pre-approval is detailed as to the particular service or category of services and (ii) the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with such pre-approval. During fiscal years 2008 and 2009, no fees were approved by the Audit Committee pursuant to the de minimis exception established by the SEC.

Required Vote

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee or the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

The selection of Ernst & Young LLP as independent registered public accounting firm will be deemed to have been ratified by the stockholders upon the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of the shares of Common Stock of SciClone entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS SCICLONE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to beneficial ownership of shares of our Common Stock as of March 31, 2010 by:

•	all those known by us to be beneficial owners of more than 5% of its Common Stock;

•

our President and Chief Executive Officer (our principal executive officer), our Chief Financial Officer (our principal accounting officer) and our most highly-compensated executive officers as of December 31, 2009 (or any executive officer who would have been among the most highly-compensated but for the fact that such an individual was not serving as an executive officer as of December 31, 2009) whose total salary and bonus for the fiscal year ended December 31, 2009 exceeded $100,000 for services in all capacities to SciClone (collectively, the “Named Executive Officers”);

•	each of our directors; and

•	all our directors and executive officers as a group.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC and information supplied by our transfer agent, BNY Mellon Shareowner Services, as of the most recent practicable date. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 47,342,191 shares outstanding on March 31, 2010, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 31, 2010 pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for the persons and entities listed below is 950 Tower Lane, Suite 900, Foster City, California 94404.

	Shares Beneficially Owned(1)
	Number	Percent
Stockholder
Sigma-Tau Finanziaria S.p.A. and Affiliates (2) c/o Sigma-Tau Finance S.A. 13, Boulevard du Prince Henri L-1724, Luxembourg	9,853,261	20.8%

Officers
Friedhelm Blobel, Ph.D.(3)	412,500	*
Gary S. Titus(4)	71,188	*
Hans P. Schmid(5)	551,344	1.2%
Israel Rios, M.D.(6)	220,833	*

Outside Directors
Jon S. Saxe(7)	267,500	*
Roberto Camerini, M.D.(8)	21,250	*
Richard J. Hawkins(9)	182,500	*
Trevor M. Jones, Ph.D.(10)	21,250	*
Gregg A. Lapointe(11)	21,250	*
Ira D. Lawrence, M.D.(12)	317,500	*
Dean S. Woodman(13)	322,500	*
All directors and executive officers as a group (11 persons)(14)	2,409,615	4.9%

*	Less than 1%.

(1)	Except pursuant to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares. Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days of the date of this table, including options to purchase of our common stock that may vest within 60 days hereof.
(2)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on March 31, 2009 by Sigma Tau Finanziaria SPA, an Italian corporation (“Sigma Tau”). Each of Sigma Tau, Paolo Cavazza, Claudio Cavazza, Defiante Farmaceutica, S.A., a Portuguese corporation (“Defiante”), Chaumiere-Consultadoria e Servicos, Sociedade Unipsssoal, LdA, a Portuguese corporation (“Chaumiere”) and Aptafin S.p.A., an Italian Corporation (“Aptafin”) is deemed to be the beneficial owner of 9,853,261 shares that each owns directly and indirectly. Of these 9,853,261 shares, Defiante is the direct beneficial owner of 6,580,938 shares. Chaumiere is the direct beneficial owner of 1,289,052 shares, Aptafin is the direct beneficial owner of 765,841 shares, Paolo Cavazza is the direct beneficial owner of 822,815 shares and Claudio Cavazza is the direct beneficial owner of 394,615 shares. See “Transactions with Related Persons” below for further information concerning our relationship with Sigma Tau.
(3)	Dr. Blobel’s shares include 387,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2010.
(4)	Mr. Titus’ shares include 51,563 shares issuable pursuant to options exercisable within 60 days of March 31, 2010.
(5)	Mr. Schmid’s shares include of 485,208 shares issuable pursuant to options exercisable within 60 days of March 31, 2010.
(6)	Dr. Rios’ shares include 195,833 shares issuable pursuant to options exercisable within 60 days of March 31, 2010.
(7)	Mr. Saxe’s shares include 252,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2010.
(8)	Dr. Camerini’s shares consist of 21,250 shares issuable pursuant to options exercisable within 60 days of March 31, 2010.
(9)	Mr. Hawkins’ shares consist of 182,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2010.
(10)	Dr. Jones’ shares include 21,250 shares issuable pursuant to options exercisable within 60 days of March 31, 2010.
(11)	Mr. Lapointe’s shares consist of 21,250 shares issuable pursuant to options exercisable within 60 days of March 31, 2010.
(12)	Dr. Lawrence’s shares consist of 317,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2010.
(13)	Mr. Woodman’s shares include 252,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2010.
(14)	Includes 2,188,854 shares issuable pursuant to options exercisable within 60 days of March 31, 2010.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers

The following table sets forth the name, age and title for each of our executive officers:

Name	Age	Title
Friedhelm Blobel, Ph.D.	61	President and Chief Executive Officer, Director
Gary S. Titus	50	Chief Financial Officer and Senior Vice President
Hans P. Schmid	58	President and Managing Director, SciClone Pharmaceuticals, International, Ltd.
Israel Rios, M.D.	63	Chief Medical Officer and Senior Vice President, Medical Affairs

Friedhelm Blobel, Ph.D. is one of our directors as well as our President and Chief Executive Officer, and, as such, his biographical information is included above under “Election of Directors.”

Gary S. Titus has served as our Chief Financial Officer and Senior Vice President since December 2008. Prior to joining SciClone, Mr. Titus served as Senior Vice President of Finance and Chief Financial Officer at Kosan Biosciences, Incorporated, which was acquired by Bristol-Myers Squibb Company in June 2008, from September 2006 until September 2008. From 2003 to 2006, Mr. Titus was with Nuvelo, Inc. and served as Chief Financial Officer and Vice President from October 2005 to September 2006. Mr. Titus has also held positions at life sciences companies including Metabolex, Inc., Intrabiotics Pharmaceuticals, Inc., and LifeScan, Inc., a division of Johnson & Johnson. Mr. Titus holds a Bachelors of Science degree in Accounting from the University of South Florida and a Bachelor of Science degree in Finance from University of Florida and is a Certified Public Accountant. He also completed the Global BioExecutive Program at UC Berkeley’s Haas School of Business and is a member of several professional organizations.

Hans P. Schmid is the President and Managing Director of SciClone Pharmaceuticals International, Ltd. and has been with SciClone since 2001. Mr. Schmid was Chief Financial Officer from December 1999 to April 2001 for Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR), a specialty pharmaceutical company, and Senior Vice President, International Business Development from February 1997 to September 1999 for Oread, Inc., a contract pharmaceutical company. From 1985 to 1997 he worked at Syntex Corporation as Vice President of Finance and Administration for Pharmaceutical Operations Asia/Pacific region and at F. Hoffmann-LaRoche as Senior Vice President, Finance and Head of Administrative Services for Roche Bioscience. Previously he held financial and operational positions with Itel Corporation in Germany, Japan, England and the U.S. Mr. Schmid holds a Bachelors of Arts in General Business Administration from the Commercial Trade School, Lucerne, Switzerland.

Israel Rios, M.D. has served as our Senior Vice President, Medical Affairs and Chief Medical Officer since October 2005. In this capacity, he is responsible for the design and oversight of all clinical trials and the evaluation of new development candidates. From 2003 to 2005 he served as Vice President of Clinical Affairs for Dendreon Corporation, a biotechnology company. From 1993 to 2002, Dr. Rios was at Berlex Laboratories (the U.S. affiliate of Schering AG of Germany) most recently as Vice President of Oncology Development. From 1984 to 1993, Dr. Rios was Director of Anti-Infective Clinical Research at Marion Merrell Dow, Inc. where he directed the clinical development and helped manage the New Drug Application submissions of several anti-infective products. From 1978 to 1984, Dr. Rios held several positions at Bristol-Myers Company, most recently as Director of Clinical Research. Dr. Rios earned his M.D. degree at the Central University of Venezuela. He completed his internship and residency in internal medicine at Mount Sinai Hospital in Hartford, Connecticut, and his fellowship in infectious diseases at Hartford Hospital in Hartford, Connecticut.

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors administers our executive compensation and benefit programs. The Committee comprises exclusively of independent directors and oversees all compensation and benefit programs and actions that affect our executive officers. During 2009, our Board of Directors changed our policy regarding final approval of executive Compensation to provide the full Board reviews the recommendations of the Compensation Committee and approves the compensation of the Chief Executive Officer.

Compensation Philosophy

We are committed to developing and commercializing innovative products to treat life-threatening diseases. We are engaged in a competitive industry, and to accomplish this objective, we design our compensation programs to attract, motivate and retain qualified executives dedicated to working towards our short and long-term corporate goals. People are one of our key assets, and we seek to hire employees and executives who share our corporate vision and values and have the skills and motivation to execute on our corporate strategy. In our dynamic work environment, we foster the following corporate values:

•	Leadership;

•	Innovation and creativity;

•	Diversity;

•	Teamwork;

•	Accountability; and

•	High ethical standards.

Our corporate culture emphasizes high ethical standards and accountability while encouraging our executives and our employees to innovate and create in executing our corporate strategy in a highly competitive environment. We seek professionals from diverse backgrounds, to work in teams, to add balanced perspectives to our work. Our executive officers and senior employees aim to provide leadership and to provide professional development opportunities and motivation for our employees on a continual basis.

The Compensation Committee administers the compensation programs for our executive officers while considering this competitive environment, but we believe that part of the compensation paid to our executive officers should also be dependent upon our financial performance and the value that we create for our stockholders. Our total compensation package seeks to align an executive’s performance with our stockholders’ interests, measured over the short and the long-term. Accordingly, the Compensation Committee aims to balance a fixed cash base salary with variable cash and equity incentives to motivate each executive to reach his individual objectives as well as our overall corporate objectives.

Objectives of Our Compensation Program

The primary objective of our compensation programs for our executive officers is to attract and retain qualified executives and employees of outstanding ability and potential and to motivate them to achieve their individual objectives as well as our overall corporate goals, with a focus on creating value for our stockholders. In addition to the primary objectives of attracting and retaining qualified executives, the other objectives of our compensation program include the following:

•	Motivate executives and employees to work towards completing our overall corporate goals and milestones and their individual employee objectives over the short and long-term;

•	Align our executives’ and employees’ performance with our stockholders’ interests; and

•	Compete effectively with the compensation programs of comparable companies to allow us to compete with our peers for valuable human resources.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance measured over a short and long-term basis. We seek to align our executives’ performance with the interests of our stockholders. Base salaries, annual cash incentives and the vesting of our options and retirement plans encourage executive retention and provides a balance between short and long-term elements of compensation.

We generally set corporate objectives at the beginning of the fiscal year, against which the performance of our executives is evaluated for determining adjustments in compensation for the subsequent fiscal year. Our corporate objectives typically include the progress of sales growth in China, advancement of clinical and regulatory programs, successful commercialization activities, management of costs and expenses and attainment of necessary capital resources.

For 2009, our corporate goals included goals regarding the following:

•	Increase overall sales for SciClone;

•	Profitable operation;

•	An increase in our year-end cash balance;

•	Achieve certain clinical development targets;

•	Business development goals; and

•	Increase institutional ownership of our common stock and coverage by financial community analysts.

Compensation Process, Role of Management, Independent Compensation Consultants, Peer Group Selection and Benchmarking

Compensation Process, Role of Management

As mentioned above in “Corporate Governance—Board Meetings and Committees—Compensation Committee,” the Compensation Committee is responsible for determining and approving all compensation for our executive officers. Pursuant to its charter, the Compensation Committee recommends to the full Board the salary, bonus, option grants and other aspects of the compensation of our President and Chief Executive Officer, approves the salary and bonus levels for other executive officers, approves stock option grants to other executive officers and approves all employment, severance and change-in-control agreements applicable to other executive officers. Our Chief Executive Officer assists the Compensation Committee in its deliberations with respect to the compensation payable to our other executive officers, and typically recommends specific compensation packages for our executive officers based upon his assessment and evaluation of their performance for the prior year.

Following the end of each fiscal year, our Chief Executive Officer evaluates executive officer performance for the prior fiscal year, other than his own performance, and discusses the results of such evaluations with the Compensation Committee. The Chief Executive Officer assesses each executive officer’s performance for the prior fiscal year based upon subjective factors concerning such officer’s individual business goals and objectives, and the contributions made by the executive officer to our overall results. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary, target bonus, and equity awards, if appropriate, as part of the compensation packages for each executive officer, other than himself, for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines all compensation for the Chief Executive Officer, subject to the final approval of the full Board. The Chief Executive Officer was not present at the time the Compensation Committee reviewed his performance and discussed his compensation for 2009.

Independent Compensation Consultants, Peer Group Selection and Benchmarking

The Compensation Committee has retained Setren, Smallberg & Associates, Inc. (“Setren”), an independent compensation consultant to conduct an assessment of our executive officer compensation and advise the Committee regarding optimal allocation of the different elements of executive officer compensation among base salary, bonuses and equity and to recommend target amounts for each element of compensation. The Compensation Committee’s policy is to conduct an in-depth assessment using detailed data, and recommendations provided by Setren, every other year, while using limited set of data and recommendations provided by Setren in the intervening year.

The Compensation Committee policy is to target the amount of each element of compensation at approximately the 50th percentile of the survey data it reviews, and confirms the applicability of this level by reference to the results of the review of compensation information. The Compensation Committee has awarded a number of options which may exceed the numbers for 50th percentile of the survey data, although the value of those options may be below the 50th percentile.

The Compensation Committee with the assistance of Setren carried out an in-depth assessment of executive compensation, including the Company’s overall executive compensation structure, in 2008. Consistent with its policy, for 2009, the Committee requested that Setren provide a written report with a summary updating Setren’s report from 2008. In providing advice to the Compensation Committee Setren provided information based on the Radford Global Life Sciences Survey from Radford Surveys and Consulting, a division of Aon Corporation and an independent compensation consulting firm (“Radford”), which includes the average, median and range amounts of base salary, annual cash incentives and long-term equity incentives from comparable pharmaceutical, biotechnology and medical device companies. Of the 500 companies included in this Radford survey, Setren used the subset of data from 129 Northern California companies (“Radford Group”) to compare the compensation of our executive officers and employees, as Setren believes this comparable group best represents the companies with which we compete for executive and professional talent.

In addition, Setren supplemented the Radford data with its own survey of publicly available information filed by a group of the following peer companies (“Setren Peer Data”) we suggested.

Alexza Pharmaceuticals	Cytokinetics, Inc.	Oxigene, Inc.
Allos Therapeutics	Dendreon Corporation	Peregrine Pharmaceuticals, Inc.
Anadys Pharmaceuticals	Depomed	Pharmasset, Inc.
Antigenics, Inc	Exelixis Pharmaceuticals, Inc.	Rigel
Ariad Pharmaceuticals, Inc.	Genvec, Inc.	Seattle Genetics, Inc.
Avi Biopharma Inc.	Idenix Pharmaceuticals	Spectrum Pharmaceuticals, Inc.
BioMarin	Immunomedics, Inc.	Vical, Inc.
Cell Genesys, Inc.	Inhibitex, Inc.	Vion Pharmaceuticals, Inc.
Cell Therapeutics, Inc	Jazz Pharmaceuticals
Curagen Corporation	Metabasis Therapeutics, Inc.

Setren compared the current compensation (base salary, annual cash incentives and long term equity incentives) of each of our executive officers and other management level employees to the median and 75th percentile of each of the Radford Group. Setren used summary Radford data with respect to base salary and annual cash incentives. However, with respect to long-term equity incentives, Setren relied upon studies that Setren had previously conducted for biotechnology firms with characteristics similar to SciClone.

For 2009, after reviewing Setren’s written report and the recommendations of our Chief Executive Officer, the Compensation Committee approved the amount of each element of compensation for our executive officers. The Compensation Committee reviewed its objectives and affirmed that it would initially target the amount of salary and the amount of target bonus percentages at approximately the 50th percentile of the survey data, with the number of options granted generally set between the 50th and 75th percentile, however for 2009 the Compensation Committee determined not to increase executive officer salaries due to economic conditions at the time. The compensation levels for individual executive officers is varied above or below this 50th percentile target based on length of experience, individual performance, contribution to corporate performance and extent to which the actual job function relates to the comparative group.

By basing our compensation on the compensation data from comparable companies and offering increased compensation for individual and corporate performance, we aim to attract and retain talent and provide incentives to reach the corporate and individual performance objectives.

Elements of Our Compensation Program and How Each Element is Chosen

The key elements of our compensation program for executives and employees consist of base salary, annual cash incentives and long-term equity incentives. Our compensation package also includes a comprehensive benefits package of healthcare, disability and insurance coverage as well as an employee-funded, employer-matched retirement plan. Our equity and retirement plans have vesting schedules to encourage employee retention and a long-term commitment towards advancing our corporate objectives. The elements of our compensation programs are varied to achieve the following balances:

•	Fixed and variable compensation to reward individual and corporate performance;

•	Cash and equity compensation to align an executive’s performance with our stockholders’ interests; and

•	Short and long-term compensation to encourage retention and reward long-term service.

Elements of SciClone’s Compensation Program

Base Salary

Base salaries for executive officers and other officers are targeted at a competitive market median, being the 50th percentile of the Radford Group and of the Setren Peer Group data, on a position-by-position basis with individual variations explained by differences in experience, skills and sustained performance. The Compensation Committee generally reviews the executive officers’ salaries on an annual basis.

The Compensation Committee reviewed base salaries, including reliance in part upon a written information from Setren regarding survey information. Following the recommendation of the Chief Executive Officer to forego any salary adjustment for the 2009 calendar year for any U.S. based SciClone employee in view of the overall economic situation facing our industry, the Compensation Committee elected to apply this policy also to the executive officers and accordingly to keep the salaries of our executive officers the same as for 2008.

When setting each element of compensation for 2009, the Compensation Committee discussed the Setren report described above, the summary survey data included in the report as it relates to each of our executive officers, and for the executive officers other than himself, the recommendations of our Chief Executive Officer.

Annual Cash Incentives

We provide annual cash incentives in the form of cash bonuses intended to motivate employees to achieve our overall corporate goals and their individual employee objectives. For executive officers, these annual cash incentives are paid pursuant to our executive incentive plan. Incentive bonuses are based on a percentage of cash compensation and account for a significant percentage of each executive officer’s potential compensation, putting a significant percentage of total compensation at risk based on achievement of both corporate and individual objectives. Employees are also eligible to receive annual cash incentives, which typically account for a smaller percentage of total compensation. At the beginning of the fiscal year, the Compensation Committee establishes the annual cash incentive targets, determined as a percentage of base salary, for each of our executive officers. The percentages for the cash incentive plan for 2009 for our current President and Chief Executive Officer, Dr. Blobel was 40% of base salary and the initial target percentages for Mr. Schmid, Mr. Titus and Dr. Rios was 30% of base salary.

Cash incentive bonuses are paid and earned only if we achieved annual corporate objectives established by the Board. Our 2009 corporate objectives under the executive incentive plan were as follows, weighted as indicated (i) achievement of sales targets, profitability targets and year end cash balances (40%) (ii) operational goals relating to investor relations (10%), and (iii) commercial, regulatory, business development and research and development goals (50%). Dr. Blobel’s objectives are the same as for the Company and no separate individual objectives are established for Dr. Blobel. Dr. Blobel establishes individual objectives, in addition to these corporate objectives, against which performance of the other executive officers is evaluated. Executive officers may earn up to 150% of their individual cash incentive target depending upon the Committee’s assessment of performance in relation to their predetermined objectives.

The actual cash incentive award earned is determined by the Committee’s judgment in its discretion of the relative attainment of our overall corporate performance objectives, the relative attainment of individual employee performance objectives, and the individual’s performance in relation to the objectives subject to targeted overall compensation. Cash incentive awards are typically paid in the year following the year for which performance is evaluated. No threshold performance against the established objectives is required to be reached before bonuses are earned under the plan.

The actual bonuses paid for fiscal 2009 were determined in February 2010 and varied depending on the extent to which actual performance met, exceeded, or fell short of the applicable executive officer’s 2009 individual objectives, as determined by the Compensation Committee, which used in part the recommendations of Dr. Blobel. The Compensation Committee found that in 2009 we substantially exceeded our revenue, profitability and cash balance objectives, achieved certain of our regulatory, business development and research and development goals, while only partially achieving others, and that we exceeded our operational investor relations goals. The Compensation Committee recommended to the Board that the Board adopt this conclusion. Following a review of the goals and achievements, the Board adopted this conclusion.

Based on the achievement of the corporate performance objectives set forth above and completion of individual objectives in 2009, the Compensation Committee recommended to the Board, and the Board approved a $176,800 bonus for Dr. Blobel (40% of 2009 base salary, compared to the 40% target established by the Compensation Committee at the beginning of 2009). The Compensation Committee approved a $120,000 bonus for Mr. Titus, 35% of 2009 base salary, compared to his 30% target) based in part upon Mr. Titus exceeding certain of his goals. The Compensation Committee approved a $100,000 bonus for Mr. Schmid, 31% of 2009 base salary, compared to his 30% target) based upon achievement of objectives for the international operations. The Compensation Committee further approved a bonus of $85,000 for Dr. Rios (27% of 2009 salary compared to his 30% target).

Based upon its review of survey data and the recommendation of Setren, the Compensation Committee approved an increase in target bonuses for fiscal 2010 to ensure target bonus percentage were closer to the 50th percentile. Mr. Blobel’s target bonus was increased to 50% and Mr. Schmid, Mr. Titus and Dr. Rios’ target bonus percentages were increased to 35%.

Long-Term Cash Incentives

Under the terms of a Long Term Incentive Plan (“LTIP”) contained in the employment agreement that we entered into with Dr. Blobel in 2006 upon his commencement of employment with us, the Compensation Committee was obligated to consider an award to Dr. Blobel of a special cash bonus of up to $300,000, based on achievement of corporate performance targets over the years 2006 through 2008. In April 2009, the Compensation Committee evaluated Dr. Blobel’s performance for the three-year period and determined to award a bonus to Dr. Blobel of $280,350.

Separately, in April 2009, the Compensation Committee also approved a new LTIP period for the fiscal years ending December 31, 2009, 2010 and 2011 with a maximum aggregate target amount at the end of the three year period of $450,000. As with the former LTIP period, any payment under the LTIP at the end of the three year period is subject to the Compensation Committee’s assessment of the achievement of certain performance goals mutually established between the Compensation Committee and Dr. Blobel. The Compensation Committee significantly increased the maximum potential amount under the amended LTIP in order to recognize the progress that SciClone has made since Dr. Blobel joined as our Chief Executive Officer, the competitive market for salaries for Chief Executive Officers and to provide a further incentive to Dr. Blobel to increase the long term value of SciClone for its stockholders.

Long-Term Equity Incentives

We provide long-term equity incentives to motivate employees to achieve individual and corporate objectives and align interests of employees with those of stockholders. Our long-term equity incentives for executive officers and employees currently consist of options and other rights to purchase shares of our Common Stock granted under our equity plans. Stock options granted under equity plans generally vest over a four-year period, providing incentive to create value for our stockholders over the long-term since the full benefit of the option cannot be realized unless the employee remains with us and stock price appreciation occurs over a number of years. The Compensation Committee has typically granted options to employees upon commencement of employment and has occasionally granted additional options following a significant change in job responsibility, scope or title or a particularly noteworthy corporate or individual achievement. For any newly-hired executive officer, any promotion to executive officer or any other grant, by analyzing comparable compensation data from biotechnology companies, as described above under “Independent Compensation Consultants, Peer Group Selection and Benchmarking” including the size of the equity grant is determined in part, including analysis of absolute number of shares, percentage of total outstanding shares and value of the option grants. During 2010, our executive officers were each granted stock options based on the Committee’s evaluation of individual contribution to the performance of the company in 2009.

In February 2009, the Compensation Committee reviewed the equity compensation arrangements for Dr. Blobel. Among other factors, the Compensation Committee reviewed written information from Setren that indicated that Dr. Blobel’s equity incentive arrangements were within the median range of comparable company data. However, upon further analysis and consideration, including with regard to SciClone’s financial performance in 2008 and the goal of the Compensation Committee to closely tie Dr. Blobel’s compensation with the long-term creation of value in SciClone, the Compensation Committee approved an option grant of 300,000 shares to Dr. Blobel. The option has time-based vesting contingent upon Dr. Blobel’s continued service to SciClone. Under SciClone’s standard policy, one quarter of the option vests on the first anniversary of the date of grant, with the remaining portion of the option thereafter vesting monthly in 36 equal amounts. In March 2009, Mr. Schmid received an option grant of 125,000 shares and Dr. Rios received an option grant for 65,000 shares. All of these option grants are subject to SciClone’s standard vesting schedule for time-based vesting. In addition, in March 2009, Mr. Schmid also received an option grant for 125,000 shares and Dr. Rios received an option grant for 65,000 shares, the vesting for both of which is subject to the achievement of certain corporate performance metrics.

The Board’s policy is that the grant date of stock options granted at a meeting of the Compensation Committee or the Board of Directors held between the end of any fiscal quarter and the public announcement of the financial results of such quarter, be a pre-determined number of days after such public announcement of financial results. The Board’s grants of options in 2009 and 2010 complied with this policy.

At present, we do not have any equity or security ownership requirements for our executive officers.

Change in Control and Termination Benefits

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable upon termination in certain situations. All such benefits extended to our executive officers are approved by the Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with other biotechnology companies of similar size with which we compete for talent. All such agreements with the Named Executive Officers are described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

We have entered into Change in Control Agreements with our Executive Officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the Change in Control Agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the executive officers’ interests with those of our stockholders in change in control transactions. A description of the terms and conditions of such Change in Control Agreements is set forth in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

Tax Considerations

In its deliberations regarding compensation for 2009, the Compensation Committee considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly-held corporation for individual compensation exceeding $1,000,000 in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, unless such compensation meets the requirements for the performance-based exception to the general rule. Income resulting from options granted under the 1995 Equity Incentive Plan and 2005 Equity Incentive Plan should qualify as an exception. The Compensation Committee does not believe that other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying this compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2009 and this proxy statement. The material in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, will be deemed “furnished” in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2009, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as a result of furnishing the disclosure in this manner.

Respectfully submitted by the Compensation Committee,

Richard J. Hawkins, Trevor M. Jones and Dean S. Woodman

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2009, 2008 and 2007 by our Chief Executive Officer, any individual who served as our Chief Financial Officer or principal financial officer or a similar position and our other most highly-compensated executive officers:

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Friedhelm Blobel, Ph.D. President and Chief Executive Officer (Principal Executive Officer)	2009 2008 2007	442,000 442,000 425,000	— — —	— — —	369,117 485,288 594,282	176,800 439,470 156,400	— — —	14,564 13,814 12,572	1,002,481 1,380,572 1,188,254

Gary S. Titus(5) Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	2009 2008	340,000 17,925	— 25,000	— —	23,879 421	120,000 —	— —	12,242 44	496,121 43,390

Hans P. Schmid President and Managing Director, SciClone Pharmaceuticals International Ltd.	2009 2008 2007	318,000 318,000 300,000	— — —	— — —	86,982 110,720 125,726	100,000 140,000 105,000	— — —	13,322 12,572 12,572	518,304 581,292 543,298

Israel Rios, M.D. Senior Vice President, Medical Affairs & Chief Medical Officer	2009 2008 2007	316,128 316,128 301,074	— — —	— — —	89,171 83,172 59,983	85,000 100,000 100,000	— — —	14,564 13,814 13,814	504,863 513,114 474,871

(1)	Reflects annual base salary for 2009, 2008 and 2007 respectively, and includes amounts (if any) deferred at the Named Executive Officer’s option under our 401(k) plan.

(2)	The amounts shown are the compensation costs recognized in our financial statements for 2007, 2008 and 2009 related to grants of stock options to each Named Executive Officer in 2007, 2008 and 2009 and prior years, to the extent we recognized compensation cost in 2007, 2008 and 2009 for such awards in accordance with the provisions of FASB ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions used in the FASB ASC 718 calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 13 “Stock Award Plans” and “Stock-Based Compensation” in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009. Details regarding dates, amounts and exercise prices of option grants made during 2009 are contained in “Grants of Plan Based Awards” in this proxy statement.
(3)	Reflects incentive cash compensation paid to our executive officers under our executive incentive plan, earned for performance in the year indicated, although such non-equity incentive plan compensation is generally paid in the year following performance. Performance-based bonuses are generally paid under our executive incentive plan and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to the amount (if any) earned under our executive incentive plan.
(4)	Reflects all other compensation paid in 2007, 2008 and 2009 respectively. “All other compensation” included during:

2009:

•	Dr. Blobel: $11,000 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums;

•	Mr. Titus: $11,000 for matching contributions under our 401(k) plan and $1,242 for life insurance premiums;

•	Mr. Schmid: $11,000 for matching contributions under our 401(k) plan and $2,322 for life insurance premiums;

•	Dr. Rios: $11,000 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums;

2008:

•	Dr. Blobel: $10,250 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums;

•	Mr. Titus: $44 for life insurance premiums;

•	Mr. Schmid: $10,250 for matching contributions under our 401(k) plan and $2,322 for life insurance premiums;

•	Dr. Rios: $10,250 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums;

2007:

•	Dr. Blobel: $10,250 for matching contributions under our 401(k) plan and $2,322 for life insurance premiums;

•	Mr. Schmid: $10,250 for matching contributions under our 401(k) plan and $2,322 for life insurance premiums;

•	Dr. Rios: $10,250 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums; and
(5)	For 2008, Mr. Titus’ bonus amount of $25,000 reflects a sign-on bonus payment for joining SciClone.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards, granted during the fiscal year ended December 31, 2009 to our Named Executive Officers.

2009 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Friedhelm Blobel, Ph.D.
Bonus Plan	3/18/2008	—	176,800	265,200
Long Term Incentive Plan	4/7/2009	—	450,000	450,000
Option Award	3/6/2009				300,000	1.08	187,110

Gary S. Titus
Bonus Plan	12/16/2008	—	102,000	153,000
Option Award	—				—	—	—

Hans P. Schmid
Bonus Plan	3/18/2008	—	95,400	143,100
Option Award	3/6/2009				250,000	1.08	155,943

Israel Rios, M.D.
Bonus Plan	3/18/2008	—	94,838	142,257
Option Award	3/6/2009				130,000	1.08	81,090

(1)

We award bonuses pursuant to an annual executive incentive plan, which provides for the award of annual cash bonuses based upon achievement of objectives established by the Compensation Committee at the beginning of each fiscal year. See “Compensation Discussion and Analysis—Elements of Compensation and How Each Element is Chosen, Annual Incentive Compensation.” The actual amount paid to each Named Executive Officer for the fiscal years ended December 31, 2007, 2008 and 2009 is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Under our executive incentive plan, cash bonuses are paid to executive officers based upon achievement of corporate and individual objectives. The performance of executive officers is measured against achievement of these objectives after the fiscal year ends. Achievement of target for each measure represents performance entitling the executive officer to payment of the full target bonus established as a percentage of such officer’s base salary for the fiscal year; performance that is evaluated as being less than or greater than target results in a increase or decrease, as applicable, in amount of bonus payable to such officer. The maximum total bonus payable to each executive officer shall not exceed 150% of such target amount. There is no minimum performance required before bonuses are payable; accordingly there are no thresholds under the plan. On April 7, 2009, the Compensation Committee approved a Long Term Incentive Plan for Dr. Blobel for the fiscal years ending December 31, 2009, 2010 and 2011 with a maximum aggregate target amount at the end of the three year period of $450,000. Any payment under the LTIP at the end of the three year period is subject to the Compensation Committee’s assessment of the achievement of certain performance goals mutually established between the Compensation Committee and Dr. Blobel.

(2)	Amounts shown represent options issued under our 2005 Equity Incentive Plan. Contingent upon the executive’s continued employment, with the exception 75,000 shares of Mr. Titus’ grants, 125,000 shares of Mr. Schmid’s grants and 65,000 shares of Dr. Rios’ grants, one-quarter of the options vest twelve months following the grant date and the balance vest monthly over the following three years. 75,000 shares of Mr. Titus’ options, 125,000 shares of Mr. Schmid’s options and 65,000 shares of Dr. Rios’ options vest based on a performance objective. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years. The options granted to all of our Named Executive Officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our Named Executive Officers is included in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”
(3)	The dollar value of the options shown represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of FASB ASC 718. For a discussion of valuation assumptions used in the FASB ASC 718 calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 13, “Stockholders’ Equity—Stock Award Plans and Stock-Based Compensation,” included in Part II, item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our Named Executive Officers as of December 31, 2009:

Outstanding Equity Awards at December 31, 2009

	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable(1)
Friedhelm Blobel, Ph.D.(2)	300,000	600,000	2.49	6/02/2016
	—	250,000	1.81	3/18/2018
	—	300,000	1.08	3/6/2019

Hans P. Schmid(3)	100,000	—	4.70	5/21/2011
	30,000	—	4.25	4/08/2012
	40,000	—	5.83	4/04/2013
	18,000	—	5.65	3/19/2014
	27,000	—	5.00	6/01/2014
	10,000	—	3.77	9/15/2014
	65,000	—	3.40	2/04/2015
	57,500	2,500	2.34	2/23/2016
	48,125	21,875	2.69	3/20/2017
	35,000	45,000	1.81	3/18/2018
	—	250,000	1.08	3/6/2019

Gary S. Titus(3)	18,750	131,250	0.95	12/16/2018

Israel Rios, M.D.(3)	50,000	—	4.80	10/10/2015
	43,125	1,875	2.34	2/23/2016
	24,063	10,937	2.69	3/20/2017
	43,750	56,250	1.81	3/18/2018
	—	130,000	1.08	3/6/2019

(1)	Except as otherwise noted, each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. Vesting may accelerate under certain circumstances for certain options, as described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.
(2)	Dr. Blobel was granted options subject to our standard vesting in addition to awards with target stock price based vesting as described in “Elements of Our Compensation Program and How Each Element is Chosen—Long-Term Equity Incentives” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.
(3)	Mr. Schmid, Mr. Titus and Dr. Rios were granted options subject to our standard vesting in addition to awards with performance based vesting as described in “Elements of Our Compensation Program and How Each Element is Chosen—Long-Term Equity Incentives” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement on Schedule 14A.

Option Exercises and Stock Vested During Last Fiscal Year

No options were exercised by our Named Executive Officers during 2009, and no shares of restricted stock granted to our Named Executive Officers vested during 2009.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of the Named Executive Officers that provide for payments or other benefits at, following, or in connection with retirement. We do not have any defined contribution or other plan with any of the Named Executive Officers that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change-in-Control

We have entered into the following agreements that will require us to provide compensation to the respective Named Executive Officers in the event of a termination of employment or a change in control of SciClone:

Friedhelm Blobel, Ph.D.

In June 2006, we entered into with Dr. Blobel a Consulting Services Agreement, an Employment Agreement and a Change in Control Agreement (together, the “Blobel Agreements”). The Blobel Agreements provide in the event of a termination of his employment without “Cause”, as defined in the Change in Control Agreement, Dr. Blobel is entitled to, as severance, base salary for a period of 12 months following the date of termination, payable on our ordinary payroll dates and subject to compliance with Section 409A of the Tax Code, less applicable withholding, and certain health care benefits. In the event Dr. Blobel is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone (a “Change of Control Acceleration Event”), he will be entitled to severance pay equal to one hundred fifty percent (150%) of his annual base salary as in effect at the time of such termination, payable within thirty (30) days and subject to compliance with Section 409A of the Tax Code, less applicable withholding, the immediate 100% vesting of his initial option to purchase 400,000 shares of Common Stock that was issued pursuant to the Employment Agreement, and the extension of the exercise period for any unexercised portion of all nonstatutory stock options held by him as at the date of such termination to be 12 months after the date of such termination. If Dr. Blobel voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

In April 2009, the Compensation Committee re-examined certain aspects of the Blobel Agreements and determined that, in order to more closely match Dr. Blobel’s arrangements with those of similar officers at comparable companies, certain amendments to the Blobel Agreements were required, as the Blobel Agreements did not encompass either Dr. Blobel’s LTIP or any options with time-based vesting that are granted to Dr. Blobel after he joined SciClone in 2006. Specifically, when Dr. Blobel joined SciClone in 2006, he was granted stock options with both time-based vesting contingent upon his continued service with SciClone as well as options that vest based upon the achievement of certain performance metrics. The vesting on stock options subject to time-based vesting accelerates and vests in full upon a Change of Control Acceleration Event. However, acceleration for stock option vesting applied only to Dr. Blobel’s first option grant with time-based vesting and did not extend to all unvested options subject to time-based vesting.

Under the amendment to Dr. Blobel’s Change of Control Agreement:

•

The lump sum cash payment has been expanded to be the sum of (a) one hundred fifty percent (150%) of his then-present annual base salary, and (b) if Dr. Blobel’s employment is terminated prior to December 31, 2011, $12,500 per month for each full month worked after January 1, 2009, or if Dr. Blobel’s employment is terminated after December 31, 2011 but he has yet to be paid the bonus under the LTIP, $450,000; and

•

Any unvested option to purchase SciClone’s common stock held by Dr. Blobel will vest in full upon a Change of Control Acceleration Event so long as such option is subject to time-based vesting based upon Dr. Blobel’s continued service with SciClone and therefore does not contain performance-based vesting whereby vesting is contingent upon the achievement of certain individual or corporate-based performance metrics.

Gary S. Titus

On November 21, 2008, we entered into an offer letter with Gary S. Titus regarding his employment as Chief Financial Officer and Senior Vice President, Finance. Under the offer letter, Mr. Titus will receive an annual base salary of $340,000 and be eligible for an annual cash incentive and other benefits that are generally provided to our executives. The annual cash bonus is targeted at 30% of his base salary and will be earned depending upon performance in relation to predetermined management objectives. Mr. Titus was also provided with a $25,000 sign-on bonus less applicable withholding tax. The offer letter also included an option grant of (i) 75,000 shares of our common stock to vest over a forty-eight month period and (ii) 75,000 shares of our common stock that will vest based on Mr. Titus’ achievement of business objectives. We also entered into a Change of Control agreement with Mr. Titus dated December 8, 2008, under which Mr. Titus is entitled, following a Change of Control Acceleration Event to a severance payment equal to twelve months of his then current base salary as well as the immediate vesting of all unvested options granted to Mr. Titus.

Hans P. Schmid

In May 2001, we entered into an offer letter with Mr. Schmid regarding his employment. In February 2006, SciClone Pharmaceuticals International, Ltd. (our wholly owned subsidiary) and Mr. Schmid entered into an amendment to Mr. Schmid’s offer letter. Pursuant to such amendment, in the event of his termination without “Cause” (as defined in the original offer letter) and subject to certain limitations, Mr. Schmid will be entitled to receive a severance equal to 12 months of this then-current base salary. Under the May 2001 offer letter, “Cause” is defined as Mr. Schmid’s termination for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or SciClone records; (ii) improper disclosure of SciClone’s confidential or proprietary information; (iii) any action by him which has a material detrimental effect on SciClone’s reputation or business; (iv) his failure or inability to perform any assigned duties reasonably expected of him after written notice from SciClone to Mr. Schmid of, and a reasonable opportunity to cure, such failure or inability; (v) his conviction (including any plea of guilty or no contest) for any criminal act that impairs his ability to perform his duties for SciClone; or (vi) his death or disability.

In April 2003, we entered into a Change in Control Agreement with Mr. Schmid. In the event Mr. Schmid is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone, he will be entitled to severance pay equal to one hundred percent (100%) of his annual base salary as in effect at the time of such termination, payable within thirty (30) days, less applicable withholding and the immediate 100% vesting of his unvested options. If Mr. Schmid voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

Israel Rios, M.D.

In May 2007, we entered into a Change in Control Agreement with Dr. Rios. In the event Dr. Rios is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone, he will be entitled to severance pay equal to seventy-five percent (75%) of his annual base salary as in effect at the time of such termination, payable within thirty (30) days, less applicable withholding and the immediate 100% vesting of his unvested options. If Dr. Rios voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

Certain Definitions Used in Change of Control Agreements

For the Change in Control Agreements for Dr. Blobel, Mr. Titus, Mr. Schmid and Dr. Rios:

(1) “Change in Control” is defined as any of the following:

•

a merger or other transaction in which we or substantially all of our assets are sold or merged and as a result of such transaction, the holders of our common stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation;

•	the election of nominees constituting a majority of the Board which nominees were not approved by a majority of the Board prior to such election; or

•	the acquisition by a third party of twenty percent (20%) or more of our outstanding shares which acquisition was without the approval of a majority of the Board in office prior to such acquisition.

(2) “Cause” is defined as any of the following:

•	theft, dishonesty, misconduct or falsification of any records;

•	misappropriation or improper disclosure of confidential or proprietary information;

•	any intentional action by Employee which has a material detrimental effect on the reputation or business of the Company Group;

•	failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure, such failure or inability;

•	any material breach of any employment agreement, which breach is not cured pursuant to the terms of such agreement; or

•	the conviction of any criminal act which impairs their ability to perform their duties.

(3) “Constructive Termination” is defined as any of the following:

•

the assignment of any title or duties, or any limitation of responsibilities, that are substantially inconsistent with either of their title(s), duties, or responsibilities immediately prior to the date of the Change in Control (including, but not limited to, failure to report to the Chief Executive Officer and/or failure to be a member of the executive staff);

•

without their express written consent, the relocation of the principal place of employment, following the Change in Control, to a location that is more than fifty (50) miles from their principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding than such travel requirements existing immediately prior to the date of the Change in Control;

•

any failure, following the Change in Control, to pay, or any material reduction of, (1) their base salary in effect immediately prior to the date of the Change in Control, or (2) bonus compensation, if any, in effect immediately prior to the date of the Change in Control, unless base salary and/or bonus reductions comparable in amount and duration are concurrently made for a majority of our other employees who have substantially similar titles and responsibilities; and

•

any failure, following the Change in Control, to (1) continue to provide the opportunity to participate in any benefit or compensation plans and programs, including, but not limited to, our Group life,

disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which they were participating immediately prior to the date of the Change in Control, or in substantially similar plans or programs, or (2) provide them with all other fringe benefits (or substantially similar benefits), including, but not limited to, relocation benefits which they were receiving immediately prior to the date of the Change in Control.

Using each Named Executive Officer’s current base salary, the maximum total payments to each Named Executive Officer under the termination circumstances described above, as of December 31, 2009 would be as follows:

Potential Payments upon Termination or Change in Control

Name	Involuntary Termination Other Than for Cause(1)		Termination Following Change in Control(2)
Friedhelm Blobel, Ph.D.
Salary(3)	$442,000	(4)	$813,000	(5)
Stock award vesting acceleration(6) (7)	—		$375,000
Post-termination consulting fees	—		$24,000	(8)
Health and welfare benefits(9)	$14,993		$14,993
Total	$456,993		$1,226,993
Hans P. Schmid
Salary(3)	$318,000	(10)	$318,000	(10)
Stock award vesting acceleration(6) (11)	—		$335,900
Post-termination consulting fees	—		$104,000	(12)
Health and welfare benefits	—		$24,800	(13)
Total	$318,000		$782,700
Gary S. Titus
Salary(3)	—		$340,000	(10)
Stock award vesting acceleration(6) (11)	—		$181,125
Post-termination consulting fees	—		$104,000	(12)
Health and welfare benefits	—		$23,325	(13)
Total	—		$648,450
Israel Rios, M.D.
Salary(3)	—		$237,096	(14)
Stock award vesting acceleration(6) (11)	—		$191,750
Post-termination consulting fees	—		$104,000	(12)
Health and welfare benefits	—		$30,656	(13)
Total	—		$563,502

(1)	Assumes termination without cause as of December 31, 2009 (the last business day of the last fiscal year), not within one year after a change in control. For purposes of Dr. Blobel, “cause” includes constructive termination. As a condition to receiving any benefits referenced under this column, the applicable Named Executive Officer is required to execute a general release of known and unknown claims in a form satisfactory to us.
(2)	Assumes termination without cause as of December 31, 2009, within one year after a change in control. For purposes of the foregoing sentence, “cause” includes constructive termination. As a condition to receiving any benefits referenced under this column, the applicable Named Executive Officer is required to execute a general release of known and unknown claims and a resignation from all of the Named Executive Officer’s positions with us, including from the Board of Directors and any committees thereof on which the Named Executive Officer serves, if any, in a form satisfactory to us.
(3)	The amounts listed do not include the payment of accrued salary and vacation that would be due upon termination of employment, and are not adjusted for any applicable tax withholding.
(4)	Assumes severance equal to one year of Dr. Blobel’s base salary ($442,000 per year as of December 31, 2009).
(5)	Under his Change of Control Agreement, Dr. Blobel will be entitled to receive severance pay in an amount equal to the sum of (A) 150% of his annual base salary as in effect at the time of such termination, and (B) either (I) if terminated prior to December 31, 2011, the product of $12,500 multiplied by the number of full calendar months worked since January 1, 2009, or (II) if terminated after December 31, 2011 and the long-term bonus has not already been paid to him, $450,000.
(6)	Assumes a price per share of our common stock equal to $2.33, the closing market price on December 31, 2009. In the case of stock options, represents the aggregate spread (i.e. the difference between the exercise price and the closing price of our common stock on December 31, 2009) with respect to all options that would be accelerated (or were actually accelerated, if applicable); in the case of shares of common stock, represents the aggregate value of all shares that would be accelerated (or were actually accelerated, if applicable).
(7)	Assumes acceleration of vesting of 100,000 and 300,000 unvested options at an exercise price of $2.49 and $1.08, respectively, as of December 31, 2009, equal to the then-unvested portion of Dr. Blobel’s initial option to purchase 400,000 and 300,000 shares of Common Stock that was issued on June 2, 2006 and March 6, 2009, respectively. In addition, in the event of a termination without cause within one year after a change in control, the exercise period for any unexercised nonstatutory stock options then-held by Dr. Blobel would be extended to be 12 months after the date of such termination.
(8)	Under his Change of Control Agreement, Dr. Blobel would be retained by us as an independent contractor to provide consulting services at our request for up to five (5) hours per week for three (3) months after December 31, 2009, pursuant to which we will pay to executive officer a consulting fee of $400.00 per hour, up to a maximum of $2,500.00 per day, plus reasonable out-of-pocket expenses (for example, travel and lodging). Assumes the maximum amount payable under this arrangement (five hours per week for three months), but no out-of-pocket expenses.
(9)	Under his Employment Agreement and his Change of Control Agreement, if Dr. Blobel is covered under our group health plan as of the date of termination without cause (whether or not within one year after a change of control) and he timely elects to continue his group health benefits pursuant to federal law (COBRA), we will pay the COBRA premiums until the earlier of (A) the one year anniversary of Dr. Blobel’s termination without cause, or (B) the date on which Dr. Blobel commences new employment. If we are paying for health coverage of Dr. Blobel under another plan, we will continue to make payments (not to exceed the amount paid in the prior calendar year) for such coverage for the period specified in the prior sentence. Assumes our payment of all premiums necessary to cover Dr. Blobel from December 31, 2009 to December 31, 2010, assuming that Dr. Blobel was covered under the same plan as of December 31, 2009, and that if he were terminated without cause as of such date, he timely elected to continue such benefits until December 31, 2010, calculated assuming that such premiums remain at the amounts in effect as of December 31, 2009.
(10)	Assumes severance equal to 12 months of such employee’s base salary.

(11)	Assumes acceleration of vesting of all options held by the executive officer as of December 31, 2009 but unvested as of such date, as described in the executive officer’s Change in Control Agreement.
(12)	Under his Change of Control Agreement, the executive officer would be retained by SciClone as an independent contractor to provide consulting services to us at our request for up to eight (8) hours per week for twenty-four (24) months after December 31, 2009, pursuant to which we will pay to executive officer a consulting fee of $1,000 per day, plus reasonable out-of-pocket expenses (for example, travel and lodging). Assumes the maximum amount payable under this arrangement (one eight-hour day per week for twenty-four months), but no out-of-pocket expenses.
(13)	In the event of the executive officer’s termination without cause, for one (1) year after such termination, SciClone will pay the premiums to continue the executive officer’s group health insurance coverage under COBRA so long as he timely elects COBRA coverage. Assumes our payment of all premiums necessary to cover the executive officer from December 31, 2009 until December 31, 2010, assuming that the executive officer timely elected COBRA coverage upon a termination without cause as of December 31, 2009, calculated assuming that such premiums remain at the amounts in effect as of December 31, 2009.
(14)	Assumes severance equals to 75% of such employee’s base salary.

Transactions with Related Persons

Sigma-Tau Finanziaria, Sp.A.

Our European marketing and development partner, Sigma-Tau, beneficially owned approximately 20.8% of our stock as of March 31, 2009. Sigma-Tau has conducted trials in Europe for the treatment of malignant melanoma and hepatitis C and we have various licensing and development obligations to them. In 2004, we amended our existing agreement with Sigma-Tau to provide for Sigma-Tau to undertake an HCV trial in Europe in exchange for our agreement to provide approximately $2,500,000 in funding and other assistance for the trial. Further information on our commercial relationship with Sigma-Tau is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As permitted in the previously-disclosed Rights Agreement dated as of December 19, 2006 between SciClone and Mellon Investor Services LLC (the “Rights Agreement”), on September 10, 2007, our Board of Directors approved a potential increase in the number of shares of our Common Stock beneficially owned by Sigma Tau, together with all its Affiliates and Associates (each as defined in the Rights Agreement), so long as (i) Sigma Tau, its Affiliates or Associates, become the beneficial owners of such additional shares on or before September 10, 2008, and (ii) such increase does not exceed 5,000,000 shares above the number of shares already beneficially owned by Sigma Tau and its Affiliates and Associates as of September 10, 2007 (as limited by subsections (i) and (ii) of this sentence, a “Sigma Tau Ownership Increase”). We have no agreement or arrangement with, nor any commitment from, Sigma Tau or any of its Affiliates or Associates with respect to any increase in their beneficial ownership of shares of our Common Stock. If the Board had not provided such prior approval of a Sigma Tau Ownership Increase, then the date of the occurrence of any increase in beneficial ownership by Sigma Tau, if any, would constitute a Distribution Date (as defined in the Rights Agreement) and would trigger certain events under the Rights Agreement, including without limitation the exercisability of the Rights (as defined in the Rights Agreement); however, because the Board has provided such prior approval, such events will not be triggered under the Rights Agreement in the event of a Sigma Tau Ownership Increase, if any.

On March 30, 2009, we entered into a settlement agreement (the “Settlement Agreement”) with the affiliates of Sigma-Tau (the “Sigma-Tau Group”). SciClone issued a press release on March 31, 2009 (the “Press Release”), announcing the execution of the Settlement Agreement and a commercial agreement referred to herein as the “Zadaxin Agreement,” as well as certain actions that we have taken to implement the provisions of the Settlement Agreement. The Press Release, Settlement Agreement and Zadaxin Agreement are exhibits to our Current Report on Form 8-K which we filed with the SEC on April 1, 2009.

Under the Settlement Agreement, among other things, we (i) increased the size of the Board from seven (7) to ten (10) members and (ii) appointed Dr. Camerini, Dr. Jones and Mr. Lapointe to fill the vacancies on the Board. SciClone also agreed that the Board and the applicable committees of the Board would nominate no more than eight members (8) for election to the Board at the 2009 Annual Meeting and would:

SciClone also agreed to hold the 2010 Annual Meeting of Stockholders during the second week of June 2010, subject only to those reasonable delays, if any, which are necessitated by the selection by the Sigma-Tau Group of any replacement directors, as described in the next paragraph.

Additionally, SciClone agreed that, while any of Dr. Camerini, Dr. Jones or Mr. Lapointe remain in office, if any of them resign or is otherwise unable to serve as a director or is removed for cause as a director, the Sigma-Tau Group will have the right to designate and substitute a person or persons for appointment to the Board as a replacement director, subject to evaluation and approval by SciClone’s Nominating and Corporate Governance Committee in good faith.

SciClone and Sigma-Tau Industrie Farmaceutiche Riunite S.p.A. (“STI”), a subsidiary of Sigma-Tau, signed the Zadaxin Agreement in connection with their pre-existing license agreement relating to thymosin alpha 1. Under the Zadaxin Agreement, STI will, at its cost, lead all future development activities for thymosin alpha 1 for treating Hepatitis C Virus (“HCV”) in the territory defined in the pre-existing license agreement (which, as amended, is collectively identified as Exhibits 10.23 through 10.26 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009) and exclusively interact with European regulatory agencies responsible for the approval of thymosin alpha 1 for the treatment of HCV.

The Zadaxin Agreement also provides that SciClone and SciClone Pharmaceuticals International Ltd., a SciClone subsidiary, will work together with STI, at their respective costs, to find one or more third parties willing to fund further development and commercialization activities for thymosin alpha 1 in the United States and Europe (other than in Italy, where STI retains its pre-existing exclusive license) for treating malignant melanoma and will cooperate in developing mutually acceptable licensing or other agreements for such third party development and commercialization.

On March 28, 2009, contingent on, and in contemplation of, the execution of the Settlement Agreement and the Zadaxin Agreement by all parties thereto, the Board approved, pursuant to Section 1(a) of the Rights Agreement, the acquisition of beneficial ownership of shares of Common Stock by Dr. Camerini, Dr. Jones and Mr. Lapointe (including, for this purpose, any successors designated by the Sigma-Tau Group and approved by the Board under the Settlement Agreement) resulting solely from grants of stock options or other equity interests (“Director Equity Grants”). The stated intent of such exemption was that such beneficial ownership shall not, by itself, cause any member of the Sigma-Tau Group or any “Affiliate” or “Associate” (as each of such terms is defined in the Rights Plan) of any such member to become an “Acquiring Person,” or to give rise to a “Stock Acquisition Date,” a “Flip-In Event” or a “Flip-Over Event” (as each of those terms is defined in the Rights Agreement).

The Board took this action in order to enable Dr. Camerini, Dr. Jones and Mr. Lapointe to receive Director Equity Grants, as approved by the Board or its Compensation Committee, on the same basis as all other members of the Board who are not employees of SciClone in respect of their service on the Board or any of its Committees. It was expressly determined by the Board that this exemption should have no application to the acquisition of beneficial ownership of any shares of SciClone Common Stock by any member of the Sigma-Tau Group, or any associate or affiliate of any such member, arising from any other fact or circumstance than the receipt of Director Equity Grants by Dr. Camerini, Dr. Jones and Mr. Lapointe.

Other Transactions and Policy

Other than (a) transactions with Sigma-Tau and (b) agreements described elsewhere under this “Executive Compensation and Other Matters” section of this proxy statement on Schedule 14A, since January 2009, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which SciClone was or is to be a participant in which the amount involved exceeds $120,000, and in which any director, executive officer or holder of more than 5% of any class of voting securities of SciClone and members of such person’s immediate family had or will have a direct or indirect material interest.

Under the charter of the Audit Committee of our Board of Directors, the Audit Committee has the responsibility and duty to review and approve all related-party transactions, other than those previously reviewed and approved by (i) an independent committee of the Board of Directors, or (ii) an independent majority of the Board, after reviewing each such transaction for potential conflicts of interest and other improprieties. Pursuant to our Corporate Code of Conduct and Reporting (Whistle Blowing) of Perceived or Alleged Violations (our “Code of Conduct”), our executive officers and directors, including their immediate family members, are required to report any actual or potential conflict of interests to a supervisor, who in turn is required to refer all such reports to the Chief Executive Officer, the Chief Financial Officer or the Chair of the Audit Committee. Our Code of Conduct provides a non-exhaustive list of examples of actual or potential conflicts with respect to the persons subject to the Code of Conduct, including without limitation:

•	Receipt of improper personal benefits as a result of the person’s (or family member’s) position in SciClone;

•	Use of our property for the person’s (or family member’s) personal benefit except pursuant to an express agreement or understanding with us;

•

Having a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with us or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to the person’s (or family member’s) income, net worth and/or financial needs, the person’s (or family member’s) potential to influence decisions that could impact interests, and the nature of the business or level of competition between us and the supplier, customer or competitor);

•

The person’s (or family member’s) acquisition of an interest in property (such as real estate, patent or other intellectual property rights or securities) in which the person (or family member) has reason to know we have, or might have, a legitimate interest;

•	Receiving a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•	Divulging or using our confidential information—such as financial data, customer information, or computer programs — for the person’s (or family member’s) own personal or business purposes;

•

Making gifts or payments, or providing special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to us and which the customer, supplier or competitor would not otherwise have taken; or

•	Being given the right to buy stock in other companies or receiving cash or other payments in return for promoting the services of an advisor, such as an investment banker, to us.

Indebtedness of Management

No director, executive officer, member of such person’s immediate family, corporation or organization of which such person is an executive officer or partner or is the beneficial owner of 10% or more of any class of equity securities, or trust or other estate in which any such person has a substantial beneficial interest or serves as a trustee, has been indebted to us or any of our subsidiaries at any time since January 2006 in an amount in excess of $60,000, other than as may be described in Transactions with related Persons.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the forms furnished to it and written representations from certain reporting persons, we believe that all filing requirements applicable to its executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with during 2009.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2009, we maintained seven compensation plans that provide for the issuance of common stock to officers and other employees, directors and consultants. These consist of the 1991 Stock Plan, the 1992 Stock Plan, the 1995 Equity Incentive Plan, the 1995 Nonemployee Director Stock Option Plan, the 1996 Employee Stock Purchase Plan, the 2004 Outside Directors Stock Option Plan and the 2005 Equity Incentive Plan. All of these plans have been approved by our stockholders. We do not currently maintain any compensation plans that have not been approved by the stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2009:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights ($) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders:
1991 Stock Plan	68,300	$9.08	—
1992 Stock Plan	32,000	10.75	—
1995 Equity Incentive Plan	1,183,112	5.91	—
1995 Nonemployee Director Stock Option Plan	270,000	7.17	—
1996 Employee Stock Purchase Plan	—	—	282,519	(1)
2004 Outside Directors Stock Option Plan	1,130,000	2.66	635,000
2005 Equity Incentive Plan	5,255,406	1.97	1,648,227

Total	7,938,818	$2.93	2,565,746

(1)	The 1996 Employee Stock Purchase Program is a voluntary plan open to all employees. This plan allows employees to elect payroll deductions which are used to purchase common stock directly from us.

COMPENSATION RISK ASSESSMENT

During early 2010, we conducted a risk assessment of our compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking by corporations. Included in the analysis were such factors as the behaviors being induced by our fixed and variable pay components, the balance of short-term and long-term performance goals in our incentive compensation system, the established limits on permissible incentive award levels, the oversight of our compensation committee and board in the operation of our incentive plans and in strategic direction, the high level of board involvement in approving material investments and capital expenditures, and our internal controls. Management presented the results of this assessment to the compensation committee for its review in early 2010 as part of its obligation to oversee our compensation risk assessment process.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with United States generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The NASDAQ Stock Market. The Audit Committee held five meetings during 2009. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. This charter is available in the Investor Relations section of our website at www.sciclone.com. The Audit Committee reviews and reassesses at least annually the adequacy of the Charter.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, for preparing our financial statements and for the public reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing opinions on the conformity of our audited financial statements with United States generally accepted accounting principles and on management’s assessment of the effectiveness of our internal control over financial reporting. In addition, Ernst & Young LLP expresses its own opinion on the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP all matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of Ernst & Young LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of its financial reporting. The Audit Committee meets with the outside auditors each quarter, and typically meets with them independently each quarter.

The Audit Committee has also received from Ernst & Young LLP a formal written statement describing all relationships between the auditors and SciClone that might bear on the auditors’ independence consistent with Rule 3526, Communication with Audit Committees Concerning Independence, discussed with the auditors any relationships that may impact their objectivity and independence and, having been informed that no such relationships exist between Ernst & Young LLP and SciClone, satisfied itself as to the auditors’ independence. In evaluating the auditors’ independence, the Audit Committee noted that Ernst & Young LLP did not provide any consulting services to SciClone.

The Audit Committee requires that all audit and permissible non-audit services be submitted to it for review and approval in advance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted by the Audit Committee,

Jon S. Saxe, Richard J. Hawkins and Dean S. Woodman

YEAR 2011 STOCKHOLDER PROPOSALS

We welcome comments or suggestions from our stockholders. Under our Bylaws, in order for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to SciClone’s Secretary. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at our principal executive offices not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced.

Proposals of stockholders intended to be presented at our 2011 Annual Meeting of Stockholders must be received by Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, California 94404, no later than January 1, 2011, and must satisfy the conditions established by the SEC for stockholder proposals to be included in our proxy statement for the meeting.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

It is important that the proxies be voted promptly and that your shares be represented. Please vote your shares at your earliest convenience by phone, via the internet or by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By order of the Board of Directors

Friedhelm Blobel, Ph.D.
President and Chief Executive Officer

Foster City, California

April 30, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

SCICLONE

PHARMACEUTICALS, INC.

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INTERNET

http://www.proxyvoting.com/scln

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

FOLD AND DETACH HERE

A Vote FOR the following proposals is recommended by the Board of Directors: Please mark your votes as indicated in this example

1. To elect the following eight (8) directors of SciClone: FOR

ALL WITHHOLD

FOR ALL *EXCEPTIONS

Nominees:

01 Jon S. Saxe

02 Friedhelm Blobel, Ph.D.

03 Roberto Camerini, M.D.

04 Richard J. Hawkins

05 Trevor M. Jones, Ph.D.

06 Gregg A. Lapointe

07 Ira D. Lawrence, M.D.

08 Dean S. Woodman

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. To approve the amendment to the 2005 Equity Incentive Plan to increase the maximum aggregate number of shares that may be issued there under by 2,800,000 shares to a total of 10,600,000 shares.

3. To approve the amendment to the 1996 Employee Stock Purchase Plan to increase the maximum aggregate number of shares that may be issued there under by 300,000 shares to a total of 1,300,000 shares and to re-name the plan as the SciClone Pharmaceuticals, Inc. Employee Stock Purchase Plan. 4. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for SciClone for the fiscal year ending December 31, 2010.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE THIS PROXY SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Mark Here for

Address Change

or Comments

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

You can now access your SciClone Pharmaceuticals, Inc. account online.

Access your SciClone Pharmaceuticals, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for SciClone Pharmaceuticals, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-897-6928

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials:

The Notice and Proxy Statement and the Annual Report to Stockholders are available at:

http://www.RRDEZProxy.com/2010/Sciclone

FOLD AND DETACH HERE

SCICLONE PHARMACEUTICALS, INC.

Proxy for the Annual Meeting of Stockholders

To be held on June 10, 2010

Solicited by the Board of Directors

The undersigned hereby appoints Friedhelm Blobel, Ph.D. and Gary S. Titus, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in SciClone Pharmaceuticals, Inc., a Delaware corporation (“SciClone”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SciClone to be held at the Marriott San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, California 94402 on Thursday, June 10, 2010, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of SciClone (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of SciClone’s 2009 Annual Report to Stockholders.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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